SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12
IHS INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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IHS INC.
15 Inverness Way East
Englewood, Colorado 80112
www.ihs.com
February 24, 2016
Dear IHS Stockholder:
We are pleased to invite you to attend our 2016 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 a.m. Mountain Daylight Time, on Wednesday, April 6, 2016, at the IHS Corporate Headquarters, 15 Inverness Way East, Englewood, Colorado 80112.
Whether or not you attend the Annual Meeting, it is important that you participate. We value the vote of every stockholder. Please review the enclosed Proxy Card carefully to understand how you may vote by proxy. If you choose to cast your vote in writing, please sign and return your proxy promptly. For Proxy Cards delivered in hard copy, a return envelope, requiring no postage if mailed in the United States, is enclosed. For your convenience, we have also arranged to allow you to submit your proxy telephonically. If your shares are held in the name of a bank or broker, voting by mail, telephone or Internet will depend on the processes of the bank or broker, and you should follow the instructions you receive from your bank or broker.
If you want to attend the Annual Meeting in person, please let us know in advance. Each stockholder of record has the opportunity to vote in person at the Annual Meeting. If your shares are not registered in your name (for instance, if you hold shares through a broker, bank, or other institution), please advise the stockholder of record that you wish to attend; that firm will then provide you with evidence of ownership that will be required for admission to the Annual Meeting. Let us know if we can explain any of these matters or otherwise help you with voting or attending our Annual Meeting.
Remember that your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person. Your participation is important to all of us at IHS, so please review these materials carefully and cast your vote.
We look forward to hearing from you or seeing you at the Annual Meeting.

Sincerely,

Stephen Green Executive Vice President, Legal and Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Wednesday, April 6, 2016
To Our Stockholders:
IHS Inc. will hold its Annual Meeting of Stockholders (the "Annual Meeting") at 10:00 a.m. Mountain Daylight Time, on Wednesday, April 6, 2016, at the IHS Corporate Headquarters, 15 Inverness Way East, Englewood, Colorado 80112.
We are holding this Annual Meeting to allow our stockholders to vote on several key topics:

—	to elect three directors to serve until the 2019 Annual Meeting or until their successors are duly elected and qualified;

—	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants;

—	to approve the material terms providing for performance-based compensation under the 2004 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended;

—	to approve, on an advisory, non-binding basis, the compensation of our named executive officers; and

—	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.
Only stockholders of record at the close of business on February 12, 2016 (the “Record Date”) are entitled to notice of, and to vote, at the Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for stockholders to review for purposes relevant to the meeting. To arrange to review that list contact:
IHS Inc., Attn: Corporate Secretary, 15 Inverness Way East, Englewood, Colorado 80112
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 6, 2016: The Proxy Statement and our Annual Report on Form 10-K ("Annual Report") for the year ended November 30, 2015 are available at http://investor.ihs.com.

We will deliver a copy of the Proxy Statement and our Annual Report free of charge if a stockholder sends a request to the Corporate Secretary, IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112 or calls (303) 790-0600.
It is important that your shares are represented at this Annual Meeting.
Even if you plan to attend the Annual Meeting in person, we hope that you will promptly vote and submit your proxy by dating, signing, and returning the enclosed Proxy Card by mail, or by voting by telephone, or, if you hold your shares in the name of a bank or broker, by following the instructions you receive from your bank or broker. If you have any questions or require assistance in voting your shares or changing your vote, please contact our proxy solicitor, D.F. King & Co., Inc., at (888) 628-1041.
Casting a vote by proxy will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

Stephen Green Executive Vice President, Legal and Corporate Secretary

February 24, 2016

Information Concerning Voting and Proxy Solicitation	1
Proposal 1: Election of Directors	4
Proposal 2: Ratification of the Appointment of Independent Registered Public Accountants	5
Proposal 3: Approval of the Material Terms Providing for Performance-Based Compensation Under the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan	7
Proposal 4: Advisory Vote to Approve the Compensation of Our Named Executive Officers	13
Corporate Governance and Board of Directors	15
Security Ownership of Certain Beneficial Owners and Management	28
Section 16(a) Beneficial Ownership Reporting Compliance	31
Report of the Audit Committee	32
Report of the Human Resources Committee	33
Compensation Discussion and Analysis	34
Executive Compensation Tables	49
Potential Payments upon Termination or Change in Control	58
Executive Employment Agreements	66
Certain Relationships and Related Transactions	70
Stockholder Proposals for the 2017 Annual Meeting	71
Other Matters	73

IHS INC.
PROXY STATEMENT

Information Concerning Voting and Proxy Solicitation

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of IHS Inc., a Delaware corporation, of proxies for the 2016 Annual Meeting of Stockholders and any adjournments or postponements thereof. The Annual Meeting will be held at 10:00 a.m. Mountain Daylight Time, on Wednesday, April 6, 2016, at the IHS Corporate Headquarters, 15 Inverness Way East, Englewood, Colorado 80112.
This Proxy Statement, the Annual Report on Form 10-K for the year ended November 30, 2015 (the "Annual Report"), and the accompanying form of Proxy Card are being first sent to stockholders on or about February 24, 2016. While we are mailing the full set of proxy materials to all of our stockholders of record, with respect to beneficial owners whose shares are held in the name of a bank or broker, we are only providing notice and electronic access to our proxy materials.  The notice to such beneficial owners will be mailed on or about February 24, 2016. The notice contains instructions regarding how to access and review our proxy materials over the Internet. The notice also provides instructions regarding how to submit a proxy over the Internet. We believe that this process allows us to provide stockholders with important information in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. Beneficial owners who receive such notice may request a printed copy of our proxy materials without charge by contacting our Corporate Secretary no later than March 30, 2016, at IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112 or by calling (303) 790-0600.

References in this Proxy Statement to “we,” “us,” “our,” the "Company,” and “IHS” refer to IHS Inc. and our consolidated subsidiaries.

Appointment of Proxy Holders

The Board of Directors of IHS (the “Board of Directors” or "Board") asks you to appoint the following individuals as your proxy holders to vote your shares at the 2016 Annual Meeting of Stockholders:

Jerre Stead, Chairman and Chief Executive Officer;
Todd Hyatt, Executive Vice President and Chief Financial Officer; and
Stephen Green, Executive Vice President, Legal and Corporate Secretary

You may make this appointment by using one of the methods described below. If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the Proxy Card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and that, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our Class A common stock at the close of business on February 12, 2016—the “Record Date" for the Annual Meeting—can vote at the Annual Meeting.

Each holder of our Class A common stock is entitled to one vote for each share held as of the Record Date. As of the close of business on the Record Date, we had 67,402,207 shares of Class A common stock outstanding and entitled to vote.

There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person, by mail or telephonically, as described below.  If your shares are held in the name of a bank or broker, voting by mail, telephone or Internet will depend on the processes of the bank or broker, and you should follow the voting instructions on the form you receive from your bank or broker.

Voting by Telephone. Stockholders of record entitled to vote at the Annual Meeting can simplify their voting and reduce the Company's cost by voting their shares via telephone. The telephone voting procedures are designed to authenticate stockholders' identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who elect to vote over the telephone may incur telecommunication costs for which the stockholder is solely responsible. The telephonic voting facilities for stockholders of record will close at 11:59 p.m. Eastern Daylight Time the day before the Annual Meeting.

Voting by Mail. Stockholders of record may vote by signing, dating, and returning the Proxy Card in the enclosed postage-prepaid return envelope.  Carefully review and follow the instructions on the enclosed Proxy Card.  The shares represented will be voted in accordance with the directions in the Proxy Card.  The Proxy Card must be received by us no later than the close of business on April 5, 2016.

Voting at the Annual Meeting. Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. The Board recommends that you vote by proxy, as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to attend and vote in person at the Annual Meeting.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

•	by submitting another proxy—properly executed and delivered—on a later date, but prior to the Annual Meeting.

Quorum

A quorum, which is a majority of the outstanding shares entitled to vote as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on any given proposal, except in the case of Proposal 3, in which case abstentions will count as a vote against the proposal (see "Required Vote" below) . “Broker non-votes” (see "Required Vote" below) will be counted as shares of stock that are present for the purpose of determining the presence of a quorum but will have no effect with respect to any matter for which a broker does not have authority to vote.
Required Vote
With respect to Proposal 1, our directors are elected by a majority of the votes cast in favor of their election. A majority of the votes cast means that the number of votes cast “for” a director's election exceeds the number of votes cast “against” that director's election, with abstentions and “broker non-votes” not counted as a vote cast either for or against that director.  However, in the event of a contested election, our directors will be elected by a plurality vote, which means that the three nominees receiving the most affirmative votes will be elected.
Each of the following proposals will be approved if it receives the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote:
Proposal 2, the ratification of our independent registered public accountants; and
Proposal 4, the advisory vote on the compensation of our named executive officers.

The following proposal will be approved if it receives the affirmative vote of a majority of the votes cast on the issue:
Proposal 3, approval of the material terms providing for performance-based compensation under the 2004 Long-Term Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.
With respect to Proposals 2 and 4, abstentions will not be counted as votes cast on these proposals and will have no effect on the outcome. With respect to Proposal 3, abstentions will be counted as votes cast and will have the effect of a vote against such proposal.

Please note that under current New York Stock Exchange ("NYSE") rules, brokers may no longer vote your shares on certain “non-routine” matters without your voting instructions. Accordingly, if you do not provide your broker or other nominee with instructions on how to vote your shares, it will be considered a “broker non-vote” and your broker or nominee will not be permitted to vote those shares on the election of directors (Proposal 1), the approval of the material terms providing for performance-based compensation (Proposal 3) or the advisory vote on executive compensation (Proposal 4). Your broker or nominee will be entitled to cast broker non-votes on the ratification of independent auditors (Proposal 2).
We encourage you to provide instructions to your broker regarding the voting of your shares.

Solicitation of Proxies

We pay the cost of printing and mailing the Notice of Annual Meeting, the Annual Report, and all proxy and voting materials and we have engaged D.F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes for a fee of $10,500, plus reasonable expenses. Our directors, officers, and other employees may participate in the solicitation of proxies by personal interview, telephone, or e-mail. No additional compensation will be paid to our directors, officers, or other employees for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Other Matters

Multiple IHS stockholders who share an address may receive only one copy of this Proxy Statement and the Annual Report, unless the stockholder gives instructions to the contrary. We will deliver promptly a separate copy of this Proxy Statement and the Annual Report to any IHS stockholder who resides at a shared address and to which a single copy of the documents was delivered if the stockholder makes a request by contacting:

Corporate Secretary, IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112
by telephone: (303) 790-0600

Multiple stockholders who share a single address and who receive multiple copies of the Proxy Statement and the Annual Report and who wish to receive a single copy of each at that address in the future will need to contact their bank, broker, or other nominee.

Important Reminder

Please promptly vote and submit your proxy in writing or by telephone, or if you hold your shares through a bank or broker, as instructed by your bank or broker.

To submit a written vote, you may sign, date, and return the enclosed Proxy Card in the postage-prepaid return envelope. To vote telephonically, follow the instructions provided on the Proxy Card.

Voting by proxy will not limit your rights to attend or vote at the Annual Meeting.

Proposal 1: Election of Directors
Directors and Nominees
Pursuant to the authority granted to the Board by the Company's Amended and Restated Bylaws, the Board has determined that it be composed of nine directors, divided into three classes. Directors are elected for three-year terms and one class is elected at each Annual Meeting.
Three directors are to be elected at the 2016 Annual Meeting. These directors will hold office until the Annual Meeting in 2019, or until their respective successors have been elected and qualified. Each director nominee set forth below has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board, or the Board may reduce the number of directors to constitute the entire Board, in its discretion.
If an incumbent director nominee fails to receive a majority of the votes cast in an election that is not a contested election, such director is required to immediately tender his or her resignation and such resignation will be effective only if and when accepted by the Board, in the Board's discretion. If the Board accepts such a resignation, the remaining members of the Board may fill the resulting vacancy or decrease the size of the Board.
2016 NOMINEES FOR DIRECTOR
For more information about each director nominee, our continuing directors, and the operation of our Board, see "Business Experience and Qualification of Board Members" below.

Name	Age	Director Since	Position with Company
Roger Holtback	71	2003	Director
Jean-Paul Montupet	68	2012	Director
Deborah Doyle McWhinney	60	2015	Director
Vote Required and Recommendation
In an uncontested election, directors are elected by a majority of the votes cast in favor of their election. A majority of the votes cast means that the number of votes cast “for” a director's election exceeds the number of votes cast “against” that director's election, with abstentions and “broker non-votes” not counted as a vote cast either for or against that director.  However, in the event of a contested election, our directors would be elected by a plurality vote, which means that the three nominees receiving the most affirmative votes would be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES

Proposal 2: Ratification of the Appointment of Independent Registered Public Accountants

Proposed Ratification

The Audit Committee of the Board (the “Audit Committee”), which is composed entirely of independent directors, has selected Ernst & Young LLP as the independent registered public accountants to audit our books, records, and accounts and those of our subsidiaries for the fiscal year 2016. The Board has endorsed this appointment. Ratification of the selection of Ernst & Young LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, in their discretion, retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interests of IHS and its stockholders.

Ernst & Young LLP previously audited our consolidated financial statements during the 15 fiscal years ended November 30, 2015. Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate stockholder questions.

Audit, Audit-Related, and Tax Fees

In connection with the audit of the 2015 financial statements, IHS entered into an engagement agreement with Ernst & Young LLP that set forth the terms by which Ernst & Young LLP performed audit services for IHS. Aggregate fees for professional services rendered for us by Ernst & Young LLP for the years ended November 30, 2015 and 2014 respectively, were as follows:

	2015	2014
	(in thousands)
Audit Fees	$2,670	$2,601
Audit-Related Fees	708	269
Tax Fees	19	16
All Other Fees	—	—
Total	$3,397	$2,886

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, the statutory audit of our subsidiaries, the review of our interim consolidated financial statements, and other services provided in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees.” These services may include employee benefit plan audits, auditing work on proposed transactions, attestation services that are not required by regulation or statute, and consultations regarding financial accounting or reporting standards. For 2015, audit-related fees included approximately $529,000 for professional services rendered related to acquisitions and divestitures. For 2014, audit-related fees included approximately $175,000 for professional services rendered related to a private placement of senior notes and a registered equity offering.

Tax Fees. Tax fees consist of tax compliance consultations, preparation of tax reports, and other tax services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by Ernst & Young LLP. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Ernst & Young LLP and the estimated fees related to these services.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants' independence, including compliance with rules and regulations of the U.S. Securities and Exchange Commission (the "SEC" or the “Commission”) and the NYSE. The Audit Committee does not delegate its responsibilities to pre-approve services performed by Ernst & Young LLP to management or to any individual member of the Audit Committee. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Vote Required and Recommendation

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” this Proposal 2 regarding the ratification of Ernst & Young LLP as our independent registered public accountants. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accountants.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Proposal 3: Approval of the Material Terms Providing for Performance-Based Compensation Under the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan

The Company is seeking stockholder approval of the material terms providing for performance-based compensation under the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (the “Plan”) for purposes of Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) requires that stockholders approve, at least every five years, the material terms of any compensation plan that provides for payment of performance-based compensation in order to maximize the tax deductibility for that compensation for federal income tax purposes. Under Section 162(m), the material terms concerning performance-based compensation are (i) eligibility for awards, (ii) individual grant limits on awards, and (iii) the business criteria that can be used as performance goals for awards. Our Board has directed that such material terms of the Plan be submitted to stockholders in 2016 for approval. If the stockholders approve this proposal, it would allow us to maximize the tax deductibility of the performance-based compensation paid by the Company pursuant to the Plan for income tax purposes under Section 162(m).

At this time, we are not asking stockholders to approve additional shares for awards under the Plan or to approve any changes to the Plan.

History and Purpose of the Plan

The Plan was originally approved by our Board on November 22, 2004 and by stockholders on November 30, 2004 to allow for the issuance of up to 7,000,000 shares. On April 26, 2005, the Human Resources Committee of the Board (the “Human Resources Committee”) amended and restated the Plan in its entirety. On April 24, 2008, our stockholders approved an amendment to the Plan increasing the number of shares available for issuance under the Plan by 4,250,000 shares. On March 23, 2011, our stockholders approved amendments to the plan to increase the number of shares available for issuance under the Plan by 3,500,000 shares and to extend the expiration date of the Plan from November 30, 2014 to November 30, 2018.

The purpose of this Plan is to provide a means whereby employees, directors and service providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become employees or serve as directors or service providers of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

Summary of Section 162(m)

Section 162(m) generally provides that no federal income tax business expense deduction is permitted for annual compensation in excess of $1 million paid by a publicly-traded corporation to its chief executive officer and up to three other of its most highly compensated officers who are included in the summary compensation table in the Company’s Proxy Statement, excluding the chief financial officer or principal financial officer (the “covered employees”), as determined in accordance with the applicable rules under the Securities Exchange Act of 1934 (the “Exchange Act”).

Under the Code, however, there is no limitation on the deductibility of “qualified performance-based compensation.” Qualified performance-based compensation by the Company must be paid solely on account of the attainment of one or more objective performance goals established in writing by the Human Resources Committee. Goals that are substantially certain to be achieved may not be used. Performance goals may be based on one or more business criteria that apply to an individual, a business unit or the Company as a whole, but need not be based on an increase or positive result under the business criteria selected. These goals should also be based on an objective formula, such that a third party could calculate the award with knowledge of the relevant performance results.

Under Section 162(m), stockholders must approve the types of performance goals and the maximum amount that may be paid to cover executive officers or the formula used to calculate such amount. Payment of performance-based compensation pursuant to the Plan to a covered employee is contingent upon the attainment of one or more performance goals established in writing by the Human Resources Committee for a covered employee for each performance period. Performance goals will be based on one or more of the following business criteria: (i) net earnings or net income (before or after taxes); (ii) earnings per share; (iii) net sales or revenue growth; (iv) net operating profit; (v) return measures; (vi) cash flow; (vii) earnings before or after taxes, interest, depreciation and/or amortization, and/or lease payments or other rent obligations; (viii) gross or operating margins; (ix) productivity ratios; (x) share price (including growth measures and total stockholder return); (xi) expense targets; (xii) margins; (xiii) operating efficiency; (xiv) market share; (xv) customer satisfaction; (xvi) working capital targets; and (xvii) economic value added or EVA® (i.e., net operating profit after tax, minus the sum of capital multiplied by the cost of capital).

Summary of the Plan

The following paragraphs provide a summary of the material terms of the Plan and its operation. The following summary is qualified in its entirety by reference to the Plan, a copy of which is included as an appendix to this Proxy Statement.

Types of Awards; Eligibility. The Plan provides for the grant of the following types of incentive awards: (i) non-qualified stock options; (ii) incentive stock options; (iii) stock appreciation rights; (iv) restricted stock; (v) restricted stock units that may have time-based vesting ("RSUs") and/or performance-based vesting ("PSUs"); (vi) performance units and performance shares; (vii) cash-based awards; (viii) other stock-based awards; and (ix) covered employee annual incentive awards. The IHS Inc. 2004 Directors Stock Plan (the "Directors Stock Plan"), a sub-plan under the Plan, provides for the grant of restricted stock, RSUs, and cash-based awards to non-employee directors as defined in the Directors Stock Plan. Our employees and employees of our affiliates, our directors, and any consultants, agents, advisors or independent contractors (with certain exclusions), who render services to us or any of our affiliates, are eligible to receive awards under the Plan.

Individual Grant Limitations. No individual may receive awards that relate to more than 500,000 shares in any calendar year. Separately, in the case of an award that is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law, in any calendar year, no individual may receive awards authorizing the earning of an amount that exceeds the individual’s annual amount, which for this purpose is equal to $5,000,000, plus the amount of the individual’s unused annual limit as of the close of the previous calendar year.

As of February 12, 2016, approximately 9,000 employees and all of our non-employee directors were eligible to participate in the Plan.

Shares Subject to the Plan. The aggregate maximum number of shares that may be issued pursuant to awards under the Plan is currently 14,750,000 shares of Class A common stock, minus the number of shares relating to any award granted and outstanding as of, or subsequent to, the effective date under any of our other equity compensation plans, unless shares used to satisfy such award under other equity compensation plans are shares repurchased from the open market. Shares issued under the Plan may be either treasury shares or shares originally issued for this purpose. Any rights to receive shares that terminate by expiration, forfeiture, cancellation or otherwise, pursuant to the terms of an award, will be available again for grant under the Plan. In addition, if the tax withholding requirements with respect to any Award are satisfied by tendering shares to the Company, those tendered shares will be held in Treasury and made available for issuance under the Plan. On February 12, 2016, the closing price of a share of Class A common stock was $96.09.

In the event of a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Company shall make, in its sole discretion, appropriate adjustments to the number of and kind of shares available for issuance under the

Plan, the number and kind of shares subject to outstanding awards, the exercise or grant price applicable to outstanding awards, the annual award limits and other value determinations applicable to outstanding awards to prevent dilution or expansion of any participant’s rights under the Plan.

Term of the Plan. The Plan will terminate on November 30, 2018, unless sooner terminated as provided in the Plan. After the termination date, no awards may be granted under the Plan, but any award previously granted under the Plan shall remain outstanding in accordance with the terms and conditions of the Plan.

Administration. The Plan is administered by the Human Resources Committee. The Human Resources Committee has authority to determine who is eligible to participate in the Plan, select individuals to whom awards will be granted, interpret the Plan, and prescribe and amend rules and regulations relating to the Plan. The Human Resources Committee may delegate to one or more of its members or to one or more of our officers or officers of our affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable. The Human Resources Committee may, by resolution, authorize one or more of the Company’s officers to designate employees and employees of our affiliates to be recipients of awards, provided, however, that grants to any employee who is subject to Section 16 of the Exchange Act will be made by the Human Resources Committee. All awards to non-employee directors are determined by our Board or the Human Resources Committee.

Options. The Human Resources Committee may grant nonqualified stock options and incentive stock options under the Plan. The Human Resources Committee determines the number of shares subject to each option and the exercise price of options granted under the Plan, provided that the exercise price must at least be equal to the fair market value of the Company’s common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10 percent of the total voting power of all classes of the Company’s outstanding stock must be at least 110 percent of the fair market value of the common stock on the grant date. Options cannot be repriced without prior approval of the Company’s stockholders and the Plan prohibits the cash buyout of underwater options.

The term of nonqualified stock options or incentive stock options granted under the Plan may not exceed ten years, except that with respect to any participant who owns 10 percent of the total voting power of all classes of the Company’s outstanding stock, the term of an incentive stock option may not exceed five years. After termination of service with the Company, a participant may exercise the vested portion of his or her option for the period of time stated in his or her award document.

Stock Appreciation Rights. The Human Resources Committee may grant stock appreciation rights either alone or in tandem with stock options. A stock appreciation right is the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. The Company can pay the appreciation in cash, shares of common stock, or any combination of cash and shares or in any other manner approved by the Human Resources Committee. Stock appreciation rights become exercisable at the times and on the terms established by the Human Resources Committee, subject to the terms of the Plan. Stock appreciation rights cannot be repriced without prior approval of the Company’s stockholders.

After termination of service with the Company, a participant may exercise the vested portion of his or her stock appreciation right for the period of time stated in a participant’s award document. In no event will a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock. Awards of restricted stock are rights to acquire shares of Company common stock. Restricted stock vests in accordance with the terms and conditions established by the Human Resources Committee in its sole discretion and set forth in a participant’s award document.

Restricted Stock Units. The Human Resources Committee may grant awards of RSUs. RSUs are rights to acquire shares of the Company common stock or receive the dollar value equivalent of shares that vest in accordance with the terms and conditions established by the Human Resources Committee in its sole discretion and set forth in a participant’s award document.

Performance Units and Performance Shares. The Human Resources Committee may grant performance units and performance shares, which are awards that result in a payment to a participant only if the performance goals or other vesting criteria that the Human Resources Committee establishes are achieved or the awards otherwise vest. The Human Resources Committee establishes organizational, individual performance goals, or other vesting criteria in its discretion, which, depending on the extent to which they are met, determines the number and/or the value of performance units and performance shares to be paid out to participants.

Performance Measures. The performance goals applicable to an award to a participant who is a covered employee, as defined in Section 162(m), are intended to qualify such awards as performance-based compensation, as defined under Section 162(m). The performance goals applicable to the payment or vesting of any award to a covered employee shall be limited to the following performance measures:

(i) net earnings or net income (before or after taxes); (ii) earnings per share; (iii) net sales or revenue growth; (iv) net operating profit; (v) return measures; (vi) cash flow; (vii) earnings before or after taxes, interest, depreciation and/or amortization, and/or lease payments or other rent obligations; (viii) gross or operating margins; (ix) productivity ratios; (x) share price (including growth measures and total stockholder return); (xi) expense targets; (xii) margins; (xiii) operating efficiency; (xiv) market share; (xv) customer satisfaction; (xvi) working capital targets; and (xvii) economic value added or EVA® (i.e., net operating profit after tax, minus the sum of capital multiplied by the cost of capital).

Awards that are intended to qualify as performance-based compensation may not be adjusted upward. The Human Resources Committee shall retain the discretion to adjust such awards downward, either on a formula basis or discretionary basis, or any combination thereof, as the Human Resources Committee deems appropriate.

Covered Employee Annual Incentive Award. The Human Resources Committee may designate covered employees who are eligible to receive a monetary payment in any Plan year based on a percentage of an incentive pool equal to the greater of: (i) 9 percent of the Company’s consolidated operating earnings for the Plan year; (ii) 10 percent of the Company’s operating cash flow for the Plan year; or (iii) 15 percent of the Company’s net income for the Plan year. The Human Resources Committee shall allocate an incentive pool percentage to each designated covered employee for each Plan year. In no event may (1) any covered employee receive more than $2 million from the incentive pool; and (2) the sum of the incentive pool percentages for all covered employees cannot exceed 100 percent of the total pool.

Transferability of Awards. The Plan generally does not permit the transfer of Awards, although the administrator of the Plan has the discretion to provide for transferability of an award, and all rights with respect to an award granted to a participant generally are available during a participant’s lifetime only to the participant.

Change in Control. In the event of a change in control of the Company, all then-outstanding non-qualified stock options, incentive stock options and stock appreciation rights will become fully vested and exercisable, and all other then-outstanding awards that vest on the basis of continuous service will vest in full and be free of restrictions, unless an award provides otherwise and except to the extent that a replacement award that satisfies the conditions stated in the Plan is provided to the participant. Upon a termination of employment or termination of directorship of a participant occurring in connection with or within one year of a change in control of the Company, all replacement awards held by the participant will become fully vested and (if applicable) exercisable and free of restrictions, and all non-qualified stock options, incentive stock options and stock appreciation rights held as of the date of the change in control or that constitute replacement awards will remain exercisable for not less than one year following the participant’s termination of employment or until the stated expiration of the option or stock appreciation right, whichever period is shorter.

Amendment and Termination of the Plan. The Human Resources Committee has the authority to amend, alter, modify, suspend, or terminate the Plan, except that stockholder approval will be required for any amendment to the Plan to the extent required by any applicable law, regulation, or stock exchange rule. Any amendment, modification, alteration, suspension, or termination will not, without the consent of the participant, materially adversely affect any rights or obligations under any award previously granted.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of November 30, 2015, the last day of fiscal year 2015, with respect to compensation plans under which equity securities are authorized for issuance.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants, and rights		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	3,277,104	(1)	N/A	(2)	1,470,086	(3)
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	3,277,104		N/A		1,470,086
(1) Includes (a) 2,217,451 RSUs and PSUs at target performance levels that were issued with no exercise price or other consideration, (b) 917,156 shares reserved for issuance if above target performance levels on PSUs are met, (c) 132,136 deferred stock units payable to non-employee directors upon their termination of service, and (d) 10,361 RSUs that are payable in cash.

(2) There are no outstanding stock options, warrants, or rights.

(3) Includes shares surrendered to the Company upon vesting of RSUs and PSUs for a value equal to their minimum statutory tax liability.

Summary of Federal Tax Aspects of the Plan

The following paragraphs are a summary of the general U.S. federal income tax consequences to U.S. taxpayers and to the Company of awards granted under the Plan. Tax consequences for any particular individual may be different. The following assumes non-qualified stock options and incentive stock options have been granted at an exercise price per share at least equal to 100 percent of the fair market value of our common stock on the date of grant.

Nonqualified Stock Options. No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the Company’s stock is granted to a participant. Upon exercise, the participant recognizes ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares is capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case the tax treatment is similar as the treatment applicable to nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value on the date of grant is granted to a participant. Upon exercise, the participant recognizes ordinary income in an amount equal to the amount of any cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares is capital gain or loss.

Restricted Stock, RSUs, PSUs, Performance Shares and Performance Units. A participant generally does not have taxable income at the time an award of restricted stock, RSUs, PSUs, performance shares or performance units are granted. Instead, he or she recognizes ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Tax Effect for the Company. As set forth above, the Company is generally entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option).

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE.

New Plan Benefits

New awards under the Plan are subject to the discretion of the Human Resources Committee. Thus future awards are not determinable.

Vote Required and Recommendation

Approval of the material terms providing for performance-based compensation under the Plan requires a majority of the votes cast on the issue. Abstentions will be counted as votes cast and will have the effect of a vote against the proposal.

The Board believes that it is in the best interest of the Company and its stockholders for the stockholders to approve the material terms of the Plan. Our named executive officers and directors have an interest in this proposal as they are eligible to receive awards under the Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MATERIAL TERMS PROVIDING FOR PERFORMANCE-BASED COMPENSATION UNDER THE AMENDED AND RESTATED IHS INC. 2004 LONG-TERM INCENTIVE PLAN

Proposal 4: Advisory Vote to Approve the Compensation of Our Named Executive Officers

With this proposal, we are providing stockholders an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers (sometimes referred to herein as "NEOs") as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion Analysis and compensation tables. In accordance with Section 14A of the Exchange Act, as voted upon by our stockholders, and as approved by our Board of Directors, we are holding this advisory vote on an annual basis.

As described in detail under the heading "Compensation Discussion and Analysis,” our executive compensation programs are designed to (i) align executive compensation with key stakeholder interests; (ii) attract, retain, and motivate highly qualified executive talent; and (iii) provide appropriate rewards for the achievement of business objectives and growth in stockholder value. Under these programs, our named executive officers are rewarded for the achievement of specific individual and corporate goals, with an emphasis on creating overall stockholder value.

Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our NEOs. We point out the following highlights:

•
Through the awards of our PSUs, our NEO compensation is aligned to our stockholders. We have emphasized long-term performance with performance-based awards that focus on three-year performance objectives and strong holding requirements. Our NEOs are required to retain IHS stock equal to three to five times the value of their annual salaries. Unvested stock awards do not count toward their respective holding requirements.

•	In new employment agreements, we do not provide for severance protection for voluntary termination of employment.

•	None of our NEOs is entitled to tax gross-ups with respect to the excise tax liability related to any golden parachute excess payment.

•	The independent compensation consultant retained by the Human Resources Committee is prohibited from doing any unrelated work for the Company.

•
We have an incentive recoupment (clawback) policy and a hedging and pledging policy for our NEOs. Under the clawback policy, we may recover certain incentive-based compensation from any current or former executive officer who receives such compensation with respect to any year during the three-year period preceding a triggering event (including, among other things, an accounting restatement due to material noncompliance with financial reporting requirements). Under our hedging and pledging policy, directors and executive officers are prohibited from purchasing or using financial instruments that are designed to hedge, offset, or profit from any decrease in the market value of our common stock. We place restrictions on our directors' and executive officers' ability to pledge their shares of IHS common stock.

•	Our Long-Term Incentive Plan prohibits the cash buyout of underwater options.
The Human Resources Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation program and practices as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve the compensation policies and practices of our NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Commission (which includes the “Compensation Discussion and Analysis,” the compensation tables, and related material).

Vote Required and Recommendation
The say-on-pay vote is advisory and therefore not binding on the Company, the Human Resources Committee, or our Board. Our Board and our Human Resources Committee value the opinions of our stockholders and, to the extent there is a significant vote against the named executive officer compensation policies and practices as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

Unless you instruct us to the contrary, proxies will be voted “FOR” this Proposal 4 regarding named executive officer compensation policies and practices, as described in “Compensation Discussion and Analysis” below, and the other related tables and disclosures in this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT
TO THE COMPENSATION DISCLOSURE RULES OF THE COMMISSION

Corporate Governance and Board of Directors

Board Leadership Structure

The Board of Directors of IHS believes strongly in the value of an independent board of directors to provide effective oversight of management. Of the nine members of our Board of Directors, seven are independent. This includes all members of the key board committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, and the Risk Committee. The independent members of the Board of Directors meet regularly without management, which meetings are chaired by the Lead Independent Director, whose role is described further below.

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer ("CEO") in any way that it deems to be in the best interests of the Company. Jerre Stead was appointed Chairman and CEO upon Scott Key's departure from the Company on June 1, 2015 and his service as both Chairman of the Board and CEO has been effective. Mr. Stead possesses detailed and in-depth knowledge of the business of IHS and the opportunities we have in the global marketplace and is thus well positioned to develop agendas that ensure that the Board's time and attention are focused on the most critical matters.

Each of the Company's directors, other than Mr. Stead and Christoph Grolman, are independent (see “Independent and Non-Management Directors” below). The Board believes that the independent directors provide effective oversight of management. In addition, IHS has established a Lead Independent Director role with broad authority and responsibility. Brian Hall has served as our Lead Independent Director since April 2014. The Lead Independent Director's responsibilities include:

•	scheduling meetings of the independent directors;

•	chairing the separate meetings of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and CEO on sensitive issues;

•	communicating from time to time with the Chairman and CEO, and disseminating information among the Board of Directors as appropriate;

•	providing leadership to the Board of Directors if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict;

•	reviewing the agenda and schedule for Board of Directors meetings and executive sessions and adding topics to the agenda as appropriate;

•	reviewing the quality, quantity, and timeliness of information to be provided to the Board;

•	being available, as appropriate, for communication with stockholders; and

•	presiding over the annual self-evaluation of the Board of Directors.

The Board believes that these responsibilities appropriately and effectively complement the Board leadership structure of IHS.

The Role of the Board of Directors in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. Management at IHS is responsible for day-to-day risk management activities. The Company has formed a management risk committee to supervise these day-to-day risk management efforts, including identifying potential material risks and appropriate and reasonable risk mitigation efforts. The Board of Directors, acting directly and through its committees, is responsible for the oversight of the Company's risk management. With the oversight of the Board, IHS has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value. Each of the Board's four committees—Risk, Audit, Human Resources, and Nominating and Corporate Governance—has a role in assisting the Board in its oversight of the Company's risk management, as set forth in the relevant committee charters.

The Board's Risk Committee brings additional Board-level focus to the oversight of the Company's management of key risks, as well as the Company's policies and processes for monitoring and mitigating such risks. The Risk Committee meets not less frequently than quarterly. The Chair of the Risk Committee gives regular reports of the Risk Committee's meetings and activities to the Audit Committee in order to keep the Audit Committee informed of the Company's guidelines, policies and practices with respect to risk assessment and risk management; and each committee reports regularly to the full Board of Directors on its activities.

In addition, the Board of Directors participates in regular discussions among the Board and with IHS senior management on many core subjects, including strategy, operations, finance, information technology, human resources, legal and public policy matters, and any other subjects regarding which the Board or its committees consider risk oversight an inherent element. The Board of Directors believes that the leadership structure described above under "Board Leadership Structure" facilitates the Board's oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its independent committees, to participate actively in the oversight of management's actions.

Business Experience and Qualification of Board Members

The following discussion presents information about the persons who comprise the Board of Directors of IHS, including the three nominees for election at the Annual Meeting.

2016 Nominees for Director

Roger Holtback, 71, has served as a member of our Board since December 2003. Since 2001, Mr. Holtback has served as Chairman of Holtback Group AB. From 1993 to 2000, Mr. Holtback was President and Chief Executive Officer of Investment AB Bure. From 1991 to 1993, he served as a member of the Group Executive Committee of SEB and Coordinating Chairman of SEB Sweden. From 1984 to 1990, he served as President and Chief Executive Officer of Volvo Car Corporation and Executive Vice President of AB Volvo. Mr. Holtback is currently Chairman of Rullpack AB and the Swedish Exhibition Centre and Congress Centre. He also serves as a director of many of Holtback Group AB's subsidiaries, including TROX AB and Hulsteins AB. He is also a member of the Stena Sphere advisory board.

Mr. Holtback brings to the Board significant operational and strategic experience gained during many years in a Chief Executive Officer position. The Board also benefits from his long experience as an outside public company board member and his vast experience and perspective as a European executive leader.

Jean-Paul Montupet, 68, has served as a member of our Board since October 2012.  Mr. Montupet served as Chair of the Industrial Automation business of Emerson and President of Emerson Europe prior to his retirement in December 2012. Mr. Montupet joined Emerson in 1981, serving in a number of senior executive roles at the global technology provider. Prior to joining Emerson, he served as Chair of the Board of Leroy-Somer, Inc. and Chair of Founderies Montupet S.A. Mr. Montupet is a trustee of the St. Louis Public Library Foundation and the Winston Churchill

National Museum. He also serves on the boards of Lexmark International, Inc., WABCO Holdings Inc., and Assurant, Inc., and is Nonexecutive Chair of the Board of PartnerRE Ltd.

Mr. Montupet brings to the Board extensive international business experience, particularly from Europe and Asia Pacific.

Deborah Doyle McWhinney, 60, has served as a member of our Board since May 2015. Ms. McWhinney was the Chief Executive Officer of Citi’s global enterprise payments business and co-chair of the Citi Women initiative prior to her retirement in January 2014. Prior to joining Citi in 2009, Ms. McWhinney worked at Schwab, Inc. where she was President of Schwab Institutional and was a member of the executive committee, the Schwab Bank board, and headed the global risk committee. Ms. McWhinney previously held executive roles at Visa International and Engage Media (a division of CMGI). Earlier in her career, she worked 17 years at Bank of America in corporate and retail banking. Ms. McWhinney was appointed by former President George W. Bush to the board of directors of the Securities Investor Protection Corporation in 2002. Ms. McWhinney currently serves on the boards of Fluor Corporation and Lloyds Banking Group and is a trustee for the California Institute of Technology and for the Institute for Defense Analyses.
Ms. McWhinney brings to the Board extensive experience gained in executive level positions in the financial services industry.
Continuing Directors with Terms Expiring at the Annual Meeting in 2017

Brian H. Hall, 68, was appointed to our Board in March 2008. From January 2007 through August 2007, Mr. Hall served as Vice Chairman of Thomson Corporation. Previously, from 1995 through 2006, Mr. Hall served as President and CEO of Thomson Legal & Regulatory and West Publishing. Prior to joining Thomson, Mr. Hall was President of Shepard's and Executive Vice President of McGraw-Hill. Mr. Hall serves as a member of the board of trustees of the Rochester Institute of Technology and as Chairman Elect of the Breckenridge Music Festival. He is a former board member of Archipelago Learning, Inc., Bank One of Colorado Springs, and Ryerson of Canada.

Mr. Hall brings to the Board many years of relevant industry experience gained in executive level positions in the information services industry.

Balakrishnan S. Iyer, 59, has served as a member of our Board since December 2003. From October 1998 to June 2003, Mr. Iyer served as Senior Vice President and Chief Financial Officer of Conexant Systems, Inc. From 1997 to 1998, he was Senior Vice President and Chief Financial Officer of VLSI Technology Inc. and, from 1993 to 1997, he was Vice President, Corporate Controller of VLSI Technology Inc. Mr. Iyer served on the board of directors of Conexant Systems from February 2002 until April 2011 and Life Technologies from July 2001 until it was acquired in February 2014. He currently serves on the board of directors of Skyworks Solutions, Power Integrations, Inc., and QLogic Corporation.

Mr. Iyer provides to the Board his expertise in corporate finance, accounting, and strategy, including experience gained as the Chief Financial Officer of two public companies. Mr. Iyer also brings a background in organizational leadership and experience serving as a public company outside director.

Jerre L. Stead, 73, has served as our Chairman of the Board since December 1, 2000 and served as our Chief Executive Officer from September 2006 until June 2013 before he was reappointed as our Chief Executive Officer in June 2015. From August 1996 until June 2000, Mr. Stead served as Chairman of the board of directors and Chief Executive Officer of Ingram Micro Inc. Prior to that, he served as Chief Executive Officer and Chairman of the board of directors at Legent Corporation, from January 1995 to August 1995. From May 1993 to December 1994, he was Executive Vice President of AT&T and Chairman and Chief Executive Officer of AT&T Corp. Global Information Solutions (NCR Corporation). From September 1991 to April 1993, he was President and Chief Executive Officer of AT&T Corp. Global Business Communication Systems (Avaya Corporation). Mr. Stead was a director of Conexant Systems from May 1998 until May 2011 and a director of

Brightpoint, Inc. until its acquisition by Ingram Micro Inc. in 2012. Mr. Stead also served on the Board of Directors of Mindspeed Technologies, Inc. until November 2014.

Mr. Stead has been involved in the leadership of IHS for more than 15 years and was previously the Chief Executive Officer of six different public companies. As Chairman & CEO, Mr. Stead brings to the Board of Directors his thorough knowledge of our business, strategy, people, operations, competition, and financial position. Mr. Stead provides recognized executive leadership and vision. In addition, he brings with him a global network of customer, industry, and government relationships.

Continuing Directors with Terms Expiring at the Annual Meeting in 2018

Ruann F. Ernst, Ph.D., 69, has served as a member of our Board since December 2006. Dr. Ernst served as Chief Executive Officer of Digital Island, Inc. from 1998 until her retirement in 2002. Dr. Ernst was Chairperson of the board of Digital Island from 1998 until the company was acquired by Cable & Wireless, Plc. in 2001. Prior to Digital Island, Dr. Ernst worked for Hewlett Packard in various management positions, including General Manager, Financial Services Business Unit. Prior to that, she was Vice President for General Electric Information Services Company and a faculty member and Director of medical computing at The Ohio State University where she managed a biomedical computing and research facility. Dr. Ernst previously served on the board of Digital Realty Trust from 2003 to 2015. At The Ohio State University, she serves on the University Foundation board and the Fisher College of Business advisory board. She was a founder and is Board Chair of the non-profit, Healthy LifeStars.

Dr. Ernst brings to the Board a strong technical and computing background as well as skill in the development of information technology businesses. She also has extensive experience as a member of boards where strategic planning and long-term planning are critical to the success of the enterprise.

Christoph von Grolman, 56, was appointed to our Board in March 2007. Mr. Grolman has been CEO of TBG AG since October 2014. Prior to his current position he served as Managing Director of TBG Limited (until 2009 TBG Holdings N.V.) since March 2007. From December 2006 to March 2007, Mr. Grolman served as Executive Director of TBG. From 2002 to 2006 he held the position of Executive Vice President of TBG, responsible for an industrial operating group and venture investments. Prior to joining TBG, he was a consultant with Roland Berger & Partner Management Consultants in Munich. He also serves on several private company boards.

Mr. Grolman brings to our Board a wealth of experience in global business operations, strategic acquisitions, and financial strategies for a diverse portfolio of investments.

Richard W. Roedel, 66, has served as a member of our Board since November 2004. Mr. Roedel serves as a director of Six Flags Entertainment Corporation, Luna Innovations Incorporated, and LSB Industries, Inc. Mr. Roedel also serves as the nonexecutive Chairman of Luna. He is also on the board of Brickman GP, LLC, a private company, the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening audit committees, and serves on the Standing Advisory Group for the Public Company Accounting Oversight Board (PCAOB). Mr. Roedel served on the board of Sealy Corporation until 2013 when it was acquired and on the board of Lorillard, Inc. until it was acquired in June 2015. He also served as a director of Broadview Holdings, Inc., a private company until 2012 and Dade Behring Holdings, Inc. from October 2002 until November 2005 when Dade was acquired. He was also a director of BrightPoint, Inc. until it was acquired in 2012. Mr. Roedel served in various capacities at Take-Two Interactive Software, Inc. from November 2002 until June 2005, including Chairman and Chief Executive Officer. Until 2000, Mr. Roedel was employed by BDO Seidman LLP, having been Managing Partner of its Chicago and New York Metropolitan area offices and later as Chairman and Chief Executive Officer.

Mr. Roedel provides to the Board of Directors expertise in corporate finance, accounting, and strategy. He brings experience gained as a Chief Executive Officer and as a director for several companies.

Organization of the Board of Directors

The Board held 14 meetings during the fiscal year ended November 30, 2015. At each meeting, the Chairman was the presiding director. Each director attended at least 75 percent of the total regularly scheduled and special meetings of the Board and the committees on which they served. As stated in our Governance Guidelines, our Board expects each director to attend our Annual Meeting of Stockholders, although attendance is not required. At the 2015 Annual Meeting of Stockholders, all of our current directors were in attendance.

For 2015, our Board had four standing committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, and the Risk Committee. We believe that all members of each of these committees meet the independence standards of the NYSE and SEC rules and regulations. The Board has approved a charter for each of the Audit, Human Resources, Nominating and Corporate Governance, and Risk committees, each of which can be found on our website at http://investor.ihs.com.

Independent and Non-Management Directors

We believe that all of our directors other than Messrs. Stead and Grolman are “independent directors,” based on the independence standards referenced above. All of our directors other than Mr. Stead are non-management directors.

In accordance with the IHS Corporate Governance Guidelines, the independent directors designated Mr. Hall as Lead Independent Director on April 9, 2014. The Lead Independent Director chairs executive sessions of the independent directors. During our 2015 fiscal year, the independent directors of the Board met four times without the presence of management.

Simultaneous Service on Other Public Company Boards

Although the Board does not have a mandatory policy limiting the number of boards on which a director may serve, our Board has adopted Governance Guidelines (available at http://investor.ihs.com) indicating that directors should not serve on more than five boards of public companies while serving on the Company's Board.

The Governance Guidelines also provide that, if a member of the Company's Audit Committee simultaneously serves on the audit committees of more than three public companies, and the Company does not limit the number of audit committees on which its audit committee members may serve to three or less, then in each case, the Board must determine that such simultaneous service would not impair the ability of such member to serve effectively on the Company's Audit Committee.

The Board has determined that the service of Mr. Iyer and Mr. Roedel on the audit committees of three public companies in addition to the Company's Audit Committee does not impair their ability to serve effectively on the Company's Audit Committee.

Business Code of Conduct

We have adopted a code of ethics that we refer to as our Business Code of Conduct. Our Business Code of Conduct applies to our directors as well as all of our principal executive officers, our financial and accounting officers, and all other employees of IHS.

Our Business Code of Conduct, as well as our Governance Guidelines, are available on our website at http://investor.ihs.com. If we approve any substantive amendment to our Governance Guidelines or our Business Code of Conduct, or if we grant any waiver of the Business Code of Conduct to the Chief Executive Officer, the Chief Financial Officer, or the Chief Accounting Officer, we intend to post an update on the Investor Relations page of the Company's website (http://investor.ihs.com) within five business days and keep the update on the site for at least one year.

Communications with the Board

The Board has a process for stockholders or any interested party to send communications to the Board, including any Committee of the Board, any individual director, or our non-management directors. If you wish to communicate with the Board as a whole, with any Committee, with any one or more individual directors, or with our non-management directors, you may send your written communication to:

Stephen Green
Executive Vice President, Legal and Corporate Secretary
IHS Inc.
15 Inverness Way East
Englewood, Colorado 80112

Communications with Non-Management Directors

Interested parties wishing to reach our independent directors or non-management directors may address the communication to our Lead Independent Director on behalf of the non-management directors. Address such communications as follows:

Lead Independent Director
IHS Inc.
15 Inverness Way East
Englewood, Colorado 80112

Depending on how the communication is addressed and the subject matter of the communication, either our Lead Independent Director or Mr. Green will review any communication received and will forward the communication to the appropriate director or directors.

Composition of Board Committees

The Board had four standing committees in fiscal year 2015 with duties, membership as of fiscal year-end, and number of meetings for each as shown below.

Name	Audit	Human Resources	Nominating and Corporate Governance	Risk
Ruann F. Ernst		Chair	✓
Brian H. Hall		✓	Chair
Roger Holtback		✓		✓
Balakrishnan S. Iyer	Chair		✓
Jean-Paul Montupet		✓		✓
Deborah Doyle McWhinney	✓			✓
Richard W. Roedel	✓		✓	Chair
2015 Meetings	8	5	6	4

During fiscal year 2015, the following directors served on committees for portions of the year: Dr. Ernst served on the Risk Committee until May 15, 2015; Mr. Grolman served on the Audit and Risk Committees until June 1, 2015; Ms. McWhinney began serving as a member of the Audit and Risk Committees beginning on May 15, 2015.

Audit Committee

Members:

Balakrishnan S. Iyer, Chair
Deborah Doyle McWhinney
Richard W. Roedel

Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists our Board in its oversight of (i) the integrity of our financial statements, (ii) our independent registered public accountants' qualifications, independence, and performance, (iii) the performance of our internal audit function, and (iv) our compliance with legal and regulatory requirements. The Audit Committee also prepares the report on the Company’s financial statements and its independent auditor that the SEC rules require to be included in the Company's annual proxy statement. The Audit Committee is governed by a charter, a copy of which may be found at the Company's website at http://investor.ihs.com. The Audit Committee has sole responsibility for the engagement or termination of our independent accountants. As required by the Audit Committee Charter, all members of the Audit Committee meet the criteria for “independence” within the meaning of the standards established by the NYSE, the Company's Corporate Governance Guidelines, and the Audit Committee Charter. Each member of the Audit Committee is financially literate and each member has accounting or related financial management expertise as required by NYSE listing standards. In addition, the Board has determined that each member of the Audit Committee meets the definition of “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Human Resources Committee

Members:

Ruann F. Ernst, Chair
Brian H. Hall
Roger Holtback
Jean-Paul Montupet

The Human Resources Committee has been created by our Board to (i) oversee our compensation and benefits policies generally, (ii) evaluate executive officer performance and review our management succession plan, (iii) oversee and set compensation for our executive officers, (iv) retain and terminate compensation consultants, (v) review and discuss the Compensation Discussion and Analysis disclosure with management and provide a recommendation to the Board regarding its inclusion in the Company's annual proxy statement, and (vi) prepare the report on executive officer compensation that the SEC rules require to be included in the Company's annual proxy statement. The Human Resources Committee is governed by a charter, a copy of which is available at the Company's website at http://investor.ihs.com. See “Compensation Discussion and Analysis” below for a more detailed description of the functions of the Human Resources Committee. All members of the Human Resources Committee are “independent” as required by the NYSE, our Corporate Governance Guidelines and the Human Resources Committee Charter.

Nominating and Corporate Governance Committee

Members:

Brian H. Hall, Chair
Ruann F. Ernst
Balakrishnan S. Iyer

Richard W. Roedel

The Nominating and Corporate Governance Committee has been created by our Board to (i) identify individuals qualified to become board members and recommend director nominees to the Board, (ii) recommend directors for appointment to committees established by the Board, (iii) make recommendations to the Board as to determinations of director independence, (iv) oversee the evaluation of the Board, (v) make recommendations to the Board as to compensation for our directors, and (vi) develop and recommend to the Board our corporate governance guidelines and code of business conduct and ethics. The Nominating and Corporate Governance Committee is governed by a charter. A more detailed description of the functions of the Nominating and Corporate Governance Committee can be found under “Director Nominations” in this Proxy Statement, and in the Nominating and Corporate Governance Committee Charter, a copy of which can be found at the Company's website at http://investor.ihs.com. All members of the Nominating and Corporate Governance Committee are “independent” as required by our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter.

Risk Committee

Members:

Richard W. Roedel, Chair
Roger Holtback
Deborah Doyle McWhinney
Jean-Paul Montupet

The Risk Committee has been created by our Board to assist our Board in its oversight of the Company’s risk management. In addition to any other responsibilities which may be assigned from time to time by the Board, the Risk Committee is responsible for (i) reviewing and discussing with management the Company’s risk management and risk assessment processes, including any policies and procedures for the identification, evaluation and mitigation of major risks of the Company; (ii) receiving periodic reports from management as to efforts to monitor, control and mitigate major risks; and (iii) reviewing periodic reports from management on selected risk topics as the Risk Committee deems appropriate from time to time, encompassing major risks other than those delegated by the Board to other Committees of the Board in their respective charters or otherwise. The Risk Committee is governed by a charter, a copy of which is available on the Company’s website at http://investor.ihs.com. All members of the Risk Committee are "independent" as required by our Corporate Governance Guidelines and the Risk Committee Charter.

Director Nominations

Our Board nominates directors to be elected at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to the Board for nomination or election.

In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, and skills. The Nominating and Corporate Governance Committee will select candidates for director based on the candidate's character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders (without regard to whether the candidate has been nominated by a stockholder).

The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to IHS and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and preferably multiple, members of the Board to meet the criteria established by the SEC for an “audit committee financial expert,” and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the NYSE. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Prior to each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the Annual Meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate's prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue his or her service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board, or other event, the Nominating and Corporate Governance Committee will consider various candidates for membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee, or by any nomination properly submitted by a stockholder pursuant to the procedures for stockholder nominations for directors provided in “Stockholder Proposals for the 2017 Annual Meeting” in this Proxy Statement. As a matter of policy, candidates recommended by stockholders are evaluated on the same basis as candidates recommended by the Board members, executive search firms, or other sources. In 2011 and again in 2015, the Nominating and Corporate Governance Committee engaged Spencer Stuart to assist with identifying qualified Board candidates, which resulted in the election of Mr. Montupet and Ms. McWhinney, respectively, to the Board.

Director Stock Ownership Guidelines

We believe that our nonemployee directors should have a significant equity interest in the Company. Our Board has adopted an ownership policy that requires directors to hold shares of our common stock with a market value of at least five times the Board's annual cash retainer. Vested stock units for which receipt of the stock has been deferred until after termination of service count towards the holding requirements. Unvested awards do not count towards the ownership guidelines. Directors have three years to achieve the holding requirement. Directors are not allowed to sell shares until they reach the guideline. As of the Record Date, all of our current directors held shares in excess of their holding requirement except for Ms. McWhinney, who has until May 2018 to meet her holding requirement.

We also have a hedging and pledging policy for executive officers and directors that (a) prohibits them from purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments that are designed to hedge, offset, or profit from any decrease in the market value of IHS common stock, and (b) require pre-clearance before allowing them to hold IHS securities in margin accounts or pledge IHS securities as collateral.

Director Compensation

Our nonemployee directors receive compensation for their service on our Board. The compensation is comprised of cash retainers and equity awards. In addition, each of our directors is reimbursed for reasonable expenses. Directors may elect to defer their cash retainers. The following table sets forth information concerning the compensation of our nonemployee directors during the fiscal year ended November 30, 2015.

Director Compensation	2015 ($)
Board Retainer	90,000
Chairman of the Board Retainer (1)	200,000
Lead Independent Director Retainer	50,000
Committee Chair Retainer
—Audit Committee	30,000
—Human Resources Committee	30,000
—Nominating and Corporate Governance Committee	17,500
—Risk Committee	30,000
Committee Member Retainer
—Audit Committee	15,000
—All Other Committees	10,000
Annual Equity Award (1)	180,000
Initial Equity Award (1)	150,000

(1)
As CEO and Chairman, Mr. Stead will not be entitled to a separate Chairman of the Board Retainer in fiscal year 2016. Mr. Stead has not received the Annual Equity Award or the Initial Equity Award received by non-employee directors. Mr. Stead's compensation is described in the "2015 Summary Compensation Table."

Nonemployee director compensation is reviewed annually by the Nominating and Governance Committee, with the assistance of Meridian Compensation Partners, LLC ("Meridian"), the Committee's compensation consultant. No changes were made to the director compensation in 2015. All equity awards for nonemployee directors will be issued pursuant to the Directors Stock Plan. The Board Retainer and certain other retainers may be converted into deferred stock units or deferred under the Directors Stock Plan.
We provide liability insurance for our directors and officers.
Director Compensation During Fiscal Year 2015
Nonemployee Director Compensation
The following table sets forth information concerning the compensation of each of our nonemployee directors during the fiscal year ended November 30, 2015. Directors did not receive any stock option awards during fiscal year 2015.

Nonemployee Director Compensation During Fiscal Year 2015
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Ruann F. Ernst	134,560	179,954	314,514
Christoph von Grolman	115,000	179,954	294,954
Brian H. Hall	167,500	179,954	347,454
Roger Holtback	110,000	179,954	289,954
Balakrishnan S. Iyer	130,000	179,954	309,954
Deborah Doyle McWhinney	62,555	248,886	311,441
Jean-Paul Montupet	110,000	179,954	289,954
Richard W. Roedel	145,000	179,954	324,954

(1)
Includes the value of deferred stock units granted to each of Messrs. Grolman, Hall, and Roedel. These directors elected to receive deferred stock units ("DSUs") in lieu of their Board and Committee cash retainers. The DSUs will be distributed in shares of IHS common stock after the director's service terminates.

(2)
On each December 1, the first day of the Company's fiscal year, nonemployee directors each receive an annual award of RSUs. These units vest one year from the date of grant. The valuation of the stock awards reported in this table is the grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted in fiscal year 2015. Any estimated forfeitures are excluded from values reported in this table. The aggregate number of outstanding stock awards held by each director on November 30, 2015, the last day of fiscal year 2015, is as follows:

Outstanding Stock Awards
	Deferred Stock			Total Stock
	Units Received	Deferred Stock Units	Unvested	Awards
	in Lieu of	Received as	Restricted	Outstanding at
Name	Cash Retainers (a)	Stock Grants (b)	Stock Units (c)	Fiscal Year End
Ruann F. Ernst		15,450	1,455	16,905
Christoph von Grolman	3,703	6,686	1,455	11,844
Brian H. Hall	8,934	16,148	1,455	26,537
Roger Holtback	8,618	16,539	1,455	26,612
Balakrishnan S. Iyer		16,539	1,455	17,994
Deborah Doyle McWhinney			1,980	1,980
Jean-Paul Montupet		4,718	1,455	6,173
Richard W. Roedel (d)	12,021	21,163	1,455	34,639

(a)
Represents deferred stock units that the director has acquired during his or her term in lieu of receiving Board and/or Committee cash retainers. The shares underlying these units will be paid to the director after the director's service terminates.

(b)
Represents vested annual and initial equity awards that have not yet been released to the director because receipt has been deferred until after the director's service terminates. These RSUs were granted under the terms of the Directors Stock Plan.

(c)
Represents RSUs granted to the directors on December 1, 2014. These annual stock grants for the 2015 fiscal year had not vested as of the end of fiscal year 2015, and subsequently vested on December 1, 2015.

(d)	Mr. Roedel has gifted all of his equity grants to his spouse.

Executive Officers

Set forth below is information concerning our executive officers as of February 12, 2016.

Name	Age	Position
Jerre Stead	73	Chairman and Chief Executive Officer
Todd Hyatt	55	Executive Vice President and Chief Financial Officer
Daniel Yergin	69	Vice Chairman
Anurag Gupta	51	Executive Vice President, Consolidated Markets and Solutions
Jonathan Gear	45	Executive Vice President, Resources and Transportation
Heather Matzke-Hamlin	48	Senior Vice President and Chief Accounting Officer

Executive officers are appointed by our Board. Information about Mr. Stead is provided under “Continuing Directors with Terms Expiring at the Annual Meeting in 2017” in this Proxy Statement. A brief biography for each of our other executive officers and key members of our executive team follows.

Todd Hyatt was named Executive Vice President in September 2013 and has served as Chief Financial Officer since January 2013. Mr. Hyatt also led our worldwide IT operations until February 2014. He served as Senior Vice President and Chief Information Officer from October 2011 to January 2013 and Senior Vice President-Vanguard from September 2010 to October 2011, leading the Company's business transformation efforts. Mr. Hyatt previously served as Senior Vice President-Financial Planning & Analysis from 2007 to 2010. He also served as chief financial officer leading the finance organization for the Company's engineering segment from 2005 to 2007. Prior to joining IHS, Mr. Hyatt served as Vice President for Lone Tree Capital Management, a private equity firm. During his career, he has also worked for U S WEST / MediaOne where he was an Executive Director in the Multimedia Ventures organization and for AT&T. He started his career in public accounting, working at Arthur Young and Arthur Andersen.

Mr. Hyatt has a bachelor’s degree in accounting from the University of Wyoming and a master’s degree in management from Purdue University.

Daniel Yergin was appointed Vice Chairman of IHS in July 2012. Previously, he was Executive Vice President and Strategic Advisor for IHS from September 2006 to June 2012. Dr. Yergin also serves as Chairman of IHS CERA, a position he has held since 1983. Dr. Yergin founded CERA in 1982 and the business was acquired by IHS in 2004. He is a Pulitzer Prize winner, a member of the Board of the United States Energy Association, and a member of the National Petroleum Council and serves on the U.S. Secretary of Energy Advisory Board. He chaired the U.S. Department of Energy's Task Force on Strategic Energy Research and Development. He is also a Trustee of the Brookings Institution and a Director of the Council for Foreign Relations, the U.S.-Russian Business Council and the New America Foundation. In 2014, the U.S. Department of Energy awarded him the first "Schlesinger Medal for Energy Security."

Dr. Yergin received his bachelor of arts degree from Yale University and his doctor of philosophy degree from the University of Cambridge, where he was a Marshall Scholar.

Anurag Gupta serves as our Executive Vice President, Consolidated Markets and Solutions and leads the IHS core workflow product offerings, global product design and development, and support operations as well as corporate strategy. Mr. Gupta joined IHS as Executive Vice President, Strategy, Products and Operations in April 2013 and has more than 20 years of experience focusing on business growth while guiding high-performing teams. He served as President of EMEA for BrightPoint, Inc. from January 2010 to October 2012, when BrightPoint was acquired by Ingram Micro Inc. Mr. Gupta continued to serve as Executive Vice President of Ingram Micro and President of EMEA for the larger organization until March 2013. Prior to that time, Mr. Gupta served as Senior Vice President, Global Strategy, Corporate Marketing and Investor Relations for BrightPoint

from April 2003 to December 2009. He has also held leadership roles for Motorola and his leadership experience has covered Asia, Europe, Latin America and North America.

He has a bachelor’s and master’s degree in electrical engineering from The University of Toledo and a master of business administration degree from the IIT Stuart School of Business in Chicago.

Jonathan Gear serves as our Executive Vice President, Resources and Transportation and leads our energy & transportation businesses, which includes products focused on the aerospace, defense & security, automotive, chemicals, energy, maritime & trade and technology industries. He previously served as our Executive Vice President, Resources and Industrials since February 2015 and as our Senior Vice President, Industrials since April 2013 and assumed responsibility over our energy & natural resources product offerings in October 2014. Prior to this role, Mr. Gear served as Senior Vice President, Electronics and Media, Product Design and Supply Chain from 2012 until March 2013. Since joining IHS in March 2005, he has also held a number of leadership roles at IHS, including President and Chief Operating Officer of IHS CERA, Senior Vice President of IHS Insight and Vice President of Global Marketing. His areas of responsibility have included strategy, product management, marketing and acquisition & integration. Prior to joining IHS, Mr. Gear was Vice President of Marketing and Business Development for Activant Solutions, Vice President for smarterwork.com and held a number of roles at Booz Allen Hamilton.

Mr. Gear received a bachelor of arts degree from the University of California, Berkeley and a master of business administration degree from Stanford Graduate School of Business.

Heather Matzke-Hamlin has served as Senior Vice President and Chief Accounting Officer since February 2005. Prior to joining IHS, Ms. Matzke-Hamlin was Director of Internal Audit at Storage Technology Corporation ("StorageTek") from February 1999 to February 2005. Prior to joining StorageTek, she spent over nine years with PricewaterhouseCoopers (formerly Price Waterhouse) in audit services.

Ms. Matzke-Hamlin holds a bachelor's degree in accounting from Indiana University and is a Certified Public Accountant in the state of Colorado.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 12, 2016, as to shares of our Class A common stock beneficially owned by: (i) each person who is known by us to own beneficially more than five percent of our common stock; (ii) each of our executive officers listed in the 2015 Summary Compensation Table under “Executive Compensation” in this Proxy Statement; (iii) each of our directors; and (iv) all our directors and executive officers as a group.

The percentage of common stock beneficially owned is based on 67,402,207 shares of Class A common stock outstanding as of the Record Date, February 12, 2016, or such other most recent practicable date as noted. There are no shares of Class B common stock outstanding. In accordance with SEC rules, “beneficial ownership” includes voting or investment power with respect to securities. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table each have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Number of	% of Class
	Common Shares	and
	Beneficially	Total Voting
Name and Address of Beneficial Owner (1)	Owned (2)	Power
Jerre L. Stead (3)	436,767	*
Todd Hyatt	17,391	*
Daniel Yergin (4)	37,784	*
Jonathan Gear	17,240	*
Anurag Gupta	20,093	*
Scott Key (5)	113,138	*
Brian Sweeney (6)	4,945	*
Ruann F. Ernst	19,830	*
Christoph von Grolman	11,844	*
Brian H. Hall	27,888	*
Roger Holtback	31,225	*
Balakrishnan S. Iyer (7)	35,118	*
Deborah Doyle McWhinney	2,510	*
Jean-Paul Montupet (8)	7,173	*
Richard W. Roedel (9)	57,683	*
All current directors and executive officers as a group (14 persons)	735,188	1.1%

T. Rowe Price Associates, Inc. (10)	8,306,176	12.3%
Artisan Partners (11)	8,105,331	12.0%
The Vanguard Group (12)	4,643,641	6.4%
Edgewood Management LLC (13)	4,335,863	6.4%
*Represents less than 1 percent.

(1)	Unless otherwise stated below, the address of each beneficial owner listed on the table is “c/o IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112.”

(2)
The number of shares reported as owned in this column includes deferred stock units, as described in the table below. None of the executive officers or directors holds stock options that are exercisable within 60 days. Excludes unvested RSUs that are reported for the executive officers on the SEC Form 4, Table 1 — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned, and excludes PSUs held by our executive officers that may be payable in common stock depending upon the achievement of certain performance goals. Details of these holdings as of February 12, 2016 are described in the following table.

	Included in Security Ownership Table Above	Excluded in Security Ownership Table Above
Name	Deferred Stock Units	Unvested Restricted Stock Units With Time-Based Vesting	Unvested Restricted Stock Units With Performance-Based Vesting (a)
Jerre L. Stead	1,617	—	80,000
Todd Hyatt	—	—	30,000
Daniel Yergin	—	75,000	40,000
Jonathan Gear	—	5,000	30,000
Anurag Gupta	—	10,000	20,000
Scott Key	—	—	—
Brian Sweeney	—	—	—
Ruann F. Ernst	15,450	1,452	—
Christoph von Grolman	11,844	1,452	—
Brian H. Hall	27,888	1,452	—
Roger Holtback	25,157	1,452	—
Balakrishnan S. Iyer	16,539	1,452	—
Jean-Paul Montupet	6,173	1,452	—
Richard W. Roedel	35,082	1,452	—
Deborah Doyle McWhinney	—	3,432	—
All current directors and executive officers as a group (14 persons)	139,750	103,596	207,000
(a) PSUs are reported at target performance level.

(3)	Mr. Stead's reported ownership includes 258,889 shares held by JMJS II LLP, a family trust. Ownership includes 100,000 shares pledged as collateral to secure certain personal indebtedness.

(4)	Dr. Yergin's reported ownership includes 12,000 shares held in an irrevocable family trust.

(5)	Mr. Key resigned as President and CEO on June 1, 2015, and the ownership is reported as of that date.

(6)	Mr. Sweeney ceased his role as an executive officer on September 25, 2015, and the ownership is reported as of that date.

(7)	Mr. Iyer's reported ownership includes 12,500 shares held in irrevocable trusts for his children.

(8)	Mr. Montupet's reported ownership includes 1,000 shares held in irrevocable family trusts.

(9)
Mr. Roedel's reported ownership includes 2,517 shares indirectly held by a defined benefit plan, 584 shares held by a profit sharing plan, and 54,582 shares held by his wife. Mr. Roedel disclaims beneficial ownership of these shares.

(10)
This information was obtained from the Schedule 13G/A filed with the SEC on February 11, 2016 by T. Rowe Price Associates, Inc. ("Price Associates"). The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. To the knowledge of Price Associates, it does not hold more than five percent of the class on behalf of another person. Price Associates has sole voting power over 2,330,348 shares and sole dispositive power over 8,306,176 shares. Persons other than Price Associates are entitled to receive all dividends from, and proceeds from the sale of, those shares.

(11)
This information was obtained from the Schedule 13G/A jointly filed with the SEC on February 2, 2016 by Artisan Partners Limited Partnership ("APLP"), Artisan Investments GP LLC ("Artisan Investments"), Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., and Artisan Partners Funds, Inc., (collectively, "Artisan Partners"). The address of Artisan Partners is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. These securities have been acquired on behalf of discretionary clients of APLP. Artisan Partners has shared voting power over 7,628,320 shares and shared dispositive power over 8,105,331 shares. APLP holds 8,105,331 shares, including 3,554,505 shares on behalf of Artisan Partners Funds, Inc., over which shares Artisan Partners Funds, Inc. holds shared voting and dispositive power. Persons other than APLP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

(12)
This information was obtained from the Schedule 13G/A filed with the SEC by The Vanguard Group ("Vanguard") on February 11, 2016. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. To the knowledge of Vanguard, it does not hold more than five percent of the class on behalf of another person. Vanguard has sole voting power over 64,736 shares, shared voting power over 6,700 shares, sole dispositive power over 4,568,368 shares, and shared dispositive power over 75,273 shares.

(13)
This information was obtained from the Schedule 13G filed with the SEC on February 11, 2016 by Edgewood Management LLC ("Edgewood Management"). The address of Edgewood Management is 535 Madison Avenue, 15th Floor, New York, NY 10022. To the knowledge of Edgewood Management, it does not hold more than five percent of the class on behalf of another person. Edgewood Management has shared voting power and shared dispositive power over 4,335,863 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership on Forms 3, 4, and 5 with the SEC. Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that, during the last fiscal year, all filings required under Section 16(a) applicable to the Company's officers, directors, and 10 percent stockholders were timely.

Report of the Audit Committee

The following report of the Audit Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act of 1933 (the "Securities Act") or the Exchange Act.

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving the Company's accounting, auditing, financial reporting, internal control, and legal compliance functions by approving the services performed by the Company's independent registered public accountants and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. The Company's management is responsible for preparing the Company's financial statements. The independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent registered public accountants.

To fulfill that responsibility, the Audit Committee has regularly met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company's consolidated financial statements for fiscal year 2015 were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

As part of that review, the Audit Committee received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independent registered public accounting firm's independence from the Company and its management, including any matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants' independence.

The Audit Committee has discussed with internal accountants and independent registered public accountants, with and without management present, its evaluations of the Company's internal control over financial reporting, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee approved and recommended to the Board the inclusion of the audited financial statements for fiscal year 2015 in the IHS Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted on February 24, 2016, by the members of the Audit Committee of the Board:

Mr. Balakrishnan S. Iyer, Chair
Ms. Deborah Doyle McWhinney
Mr. Richard W. Roedel

Report of the Human Resources Committee

The following report of the Human Resources Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act or the Exchange Act.

The Human Resources Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis section of this Proxy Statement, as required by Item 402(b) of SEC Regulation S-K. Based on such review and discussion, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted on February 24, 2016, by the members of the Human Resources Committee of the Board:

Dr. Ruann F. Ernst, Chair
Mr. Brian H. Hall
Mr. Roger Holtback
Mr. Jean-Paul Montupet

Compensation Discussion and Analysis

I.	Introduction

This Compensation Discussion and Analysis (“CD&A”) describes how we determine the compensation provided to the executive officers whose compensation is described in this Proxy Statement and whom we refer to as the “named executive officers” or “NEOs.”

The NEOs for 2015 are:

Jerre Stead - Chairman and Chief Executive Officer (“CEO”);
Todd Hyatt - Executive Vice President and Chief Financial Officer (“CFO”);
Daniel Yergin - Vice Chairman;
Jonathan Gear - Executive Vice President, Resources and Transportation, and
Anurag Gupta - Executive Vice President, Consolidated Markets and Solutions.

In addition, we are reporting compensation for two former executive officers who served during the last fiscal year: Scott Key, former President and CEO, and Brian Sweeney, former Senior Vice President, Global Sales.

II.	Executive Summary

Our executive compensation programs are designed to: (i) align executive compensation with key stakeholder interests; (ii) attract, retain, and motivate highly qualified executive talent; and (iii) provide appropriate rewards for the achievement of business objectives and growth in stockholder value. We design our compensation to emphasize pay for performance, stockholder value, and customer delight. We reward colleagues for performance, for demonstrating our values, and for sharing mutual accountability for the long-term success of IHS.

Say on Pay Vote and Stockholder Engagement
Since 2011, we have held an annual stockholder vote to approve, on an advisory basis, the compensation of our NEOs. Each year we have received stockholder endorsement of our executive compensation programs, and continue to consider investor feedback in our compensation decisions.

We have and will continue to proactively engage in a dialogue with our stockholders regarding our pay programs. In 2015, our investor relations officer spoke with the corporate governance leads of 15 of our largest investors to specifically discuss their positions on executive pay, pay for performance, and governance, and we intend to continue this dialogue in 2016. As part of our ongoing diligence, our management team also engages regularly with representatives from the major proxy advisory firms. In addition, we have a very robust investor relations program and continue to meet regularly with a broader group of our stockholders’ analysts, portfolio managers and governance groups to ensure we understand their perspectives on IHS.

Actions Taken in Response to Stockholder Engagement. To address the feedback and perspectives from our stockholders and proxy advisory firms, we have proactively managed the development of this CD&A and incorporated the feedback into a comprehensive evaluation of our programs and practices. Specifically, we have expanded the disclosures in this CD&A, including additional details about our performance goals and more information regarding our compensation decisions, and we have also included information about design changes to our long-term incentive plans that directly considered the feedback we received. Additionally, as a result of a review of our equity incentive compensation programs, we committed to reduce the number of shares used in our equity programs from approximately 1,400,000 shares in 2015 to approximately 1,000,000 shares in 2016. We will fulfill this commitment by closely analyzing the scope of our award programs and emphasizing to each colleague the importance of stockholder value creation and the long-term value of equity awards.

IHS proactively manages our long-term incentive program to align to our business strategy, external environment and stockholder perspectives. In addition, beginning with annual, long-term incentive awards granted in 2016, we are also making the following changes to our equity performance awards to better align stockholder and executive interests:

•
adjusting the equity-based performance award metrics from (a) revenue and Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) to (b) Adjusted EBITDA Margin Growth with a relative Total Stockholder Return ("TSR") payout modifier. The Adjusted EBITDA Margin Growth metric will be measured using a three-year average of margin growth for each fiscal year and the relative TSR payout modifier will increase or decrease the final earned payout depending upon how IHS TSR compares with the TSR of the companies comprising the S&P 500 stock index. This goal set utilizes a key profit metric as the primary goal, while the TSR modifier ensures a direct connection between executives and stockholders;

•
reducing maximum payout levels on our PSUs from 175 percent of target to 150 percent of target, which supports our management of long-term stock based compensation expense while continuing to allow upside for strong Company performance;

•
changing the composition of our annual grant program from 100 percent performance-based awards for NEOs and senior executives to a combination of PSUs and time-based RSUs with three-year cliff vesting to balance pay for performance and stockholder alignment while providing a long-term incentive base; and

•
incorporating an adjustment mechanism for performance goals in our long-term equity incentive program for our 2014-2016 and 2015-2017 performance cycles to consider the impact of certain large acquisitions and divestitures, thus preventing unanticipated windfalls and ensuring payouts reflect core operating performance. We have moved to a strategy of fewer, larger acquisitions and targeted divestitures, as appropriate, to support the long-term profitable growth of our Company.

During 2015, our stockholder rights agreement, commonly referred to as a poison pill, expired and we de-registered and de-listed our series A junior participating preferred stock purchase rights, which had been previously issued as of the date of our initial public offering.

We also continue to maintain the following corporate governance practices:

•	an incentive compensation recoupment (clawback) policy

•
a hedging and pledging policy for executive officers and directors that (a) prohibits them from purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments that are designed to hedge, offset, or profit from any decrease in the market value of IHS common stock and (b) requires pre-clearance before allowing them to hold IHS securities in margin accounts or pledge IHS securities as collateral;

•	prohibition of a cash buyout of underwater options;

•	no employment agreement for our CEO;

•	no provisions for excise tax gross-ups in our NEO employment agreements; and

•	no severance protection for voluntary terminations, including for good reason unless in the event of a change in control, in new NEO employment agreements.

Our intent is to continue a robust dialogue with our stockholders regarding executive compensation and corporate governance and maintain our focus on pay for performance.

Organizational and Strategic Changes
On June 1, 2015, Mr. Stead was appointed Chairman and CEO following the resignation of Mr. Key as the Company’s President and CEO. Mr. Stead had previously served as our CEO, from 2006 until June 2013, Executive Chairman from June 2013 to June 2014, and was serving as the Chairman of our Board of Directors at the time of his 2015 re-appointment as CEO.

Following Mr. Stead's return, in the second half of 2015, we reorganized the Company into three global business segments (Resources, Transportation, and Consolidated Markets and Solutions) to align with the customers we serve. This new segment structure allows for full profit and loss accountability as well as alignment of sales, marketing and product development. Organized for revenue growth and expansion, these segments will allow faster decision-making with clearer authority to meet our customers’ needs. Additionally, as part of our capital allocation strategy, we announced that our focus will be on fewer, larger acquisitions (purchase price of greater than $500 million). This approach aligns to our long-term growth strategy and allows us to better leverage scaled infrastructure and has a greater impact on operations in meeting our multi-year goals. Finally, we announced a total of $600 million of stock repurchase programs during 2015: a $100 million stock repurchase program in January 2015 which has been completed, and an additional $500 million stock repurchase program that is effective through November 2017. Our goal is to balance our capital allocation strategy of scaling through strategic acquisitions and returning capital to our stockholders.

As a result of these organizational and strategic changes, Mr. Gear assumed an expanded role leading both the Resources and Transportation segments and Mr. Gupta assumed leadership of the Consolidated Markets and Solutions segment. In addition, sales, marketing and product development were integrated into the associated business segments. With this new alignment, Mr. Sweeney, our former Senior Vice President, Global Sales, ceased to be an executive officer on September 25, 2015 and ceased employment on November 27, 2015.

Financial Performance
During 2015, we faced performance headwinds due primarily to the challenging industry-wide Resources market, partially offset by improvements in other business segments. The energy industry represents approximately 35 percent of our revenue and the decline in this market affected our results, but was balanced by the resiliency of our full product portfolio. Below is a summary of our results versus key metrics over a one, three and five year time frame. These metrics underlie our short-term and long-term incentive programs.

Financial Growth Rates (1)
	1 Year Growth Rate	3 Year Compound Annual Growth Rate	5 Year Compound Annual Growth Rate
Revenue	3.7%	14.8%	17.0%
Adjusted EBITDA	7.9%	15.3%	18.5%
Adjusted EPS	2.9%	8.5%	12.9%
Free Cash Flow (2)	(4.7)%	25.2%	15.9%

(1)
The numbers reported in the table above include revenue, Adjusted EBITDA, and Adjusted EPS associated with planned dispositions that have been classified as discontinued operations for purposes of financial reporting; however, as of the end of the fiscal year 2015, these dispositions had not yet occurred.

(2)	Our free cash flow was negatively impacted due to the cash payout associated with approximately $40.9 million in restructuring charges incurred in fiscal year 2015.

Fiscal Year-End Results
	2015	2012	2010
Adjusted EBITDA Margin (1)	32.2%	31.7%	30.1%
Share Price at Fiscal Year End	$123.31	$92.14	$72.32
Common Stock Outstanding (in thousands)	67,524	65,578	64,249
Market Capitalization at Fiscal Year End (in thousands)	8,326,384	6,042,357	4,646,488

(1)
The numbers reported in the table above include Adjusted EBITDA margin associated with planned dispositions that have been classified as discontinued operations for purposes of financial reporting; however, as of the end of the fiscal year 2015, these dispositions had not yet occurred.

Throughout this CD&A, we refer to Adjusted EBITDA, Adjusted EPS, and free cash flow. These are non-GAAP financial measures used to supplement our financial statements, which are based on U.S. generally accepted accounting principles (GAAP). Definitions of non-GAAP measures as well as reconciliations of comparable GAAP measures to non-GAAP measures are provided with the schedules to each of our quarterly earnings releases. The most recent non-GAAP reconciliations were furnished as an exhibit to a Form 8-K dated January 12, 2016, and are available at our website (http://investor.ihs.com). We also refer to Adjusted EBITDA margin which we define as Adjusted EBITDA divided by revenue.

The 2015 fiscal year was pivotal in that we restructured to position ourselves for future success, responded quickly to the decline in the Resources market, and carefully managed expenses in a rapidly changing environment. For the 2015 fiscal year, revenue was below our expectations primarily due to the Resources headwinds; however, we diligently managed our expenses during this time, leading to annual incentive plan payouts at 97.5 percent of target for our NEOs, including our CEO. In 2015, we did not provide merit increases to our NEOs, making only limited market-based salary adjustments to consider expanded roles and market competitiveness. Over the longer term, we exceeded our revenue target and our adjusted EBITDA threshold for our three-year equity performance awards. After neutrally adjusting for foreign exchange rate fluctuations, as provided in the original award terms, our performance equity awards for the 2013-2015 performance cycle paid out at 124 percent of target.

Compensation Philosophy and Design of Total Compensation Program

Our compensation philosophy is critical to the creation of a performance-based culture, specifically to reward colleagues for our collective performance and for demonstrating our values of teamwork, respect, accountability, integrity and innovation. This compensation philosophy has been a significant contributor to our long-term success. As shown in the charts below, over 80 percent of our executive pay is variable and at risk.

(1)    For the CEO, Base Pay excludes amounts paid through the Supplemental Income Plan. See “Base Salary.”

The structure of our executive compensation program is designed to drive the behaviors and results necessary to meet or exceed our corporate objectives and align to our stockholders’ interests. Well-structured executive compensation arrangements require balance and must reflect many important business variables and time frames. We implemented our 2015 compensation program with the following structure:

(1)	Starting in 2016, we will adjust our long-term equity incentive metrics to Adjusted EBITDA margin growth with a TSR payout modifier.

This structure allows us to:

•	align Company strategy and performance across time (i.e., short-, intermediate-, and long-term performance);

•	encourage the necessary balance between short-term results and greater long-term value;

•	attract, retain and develop key executive talent;

•	compete with prevailing practices in both level and mix of pay;

•	provide an overall mix of compensation consistent with both managerial effectiveness and sound governance;

•	provide an overall compensation program that can be reasonably applied to a broader cross-section of positions other than just NEOs; and

•	offer sensible, sustainable, and proportionate sharing of Company success between stockholders and employees.

Balancing these multi-faceted objectives is what the compensation programs at IHS are intended to do. We believe the programs and related pay opportunities allow us to achieve these objectives in a prudent and effective way. The executive compensation structure at IHS is straightforward, competitive in the marketplace, and has a strong emphasis on performance.

We believe our NEOs should have the majority of their compensation tied to performance and aligned to stockholders’ interests, consequently, less than 20 percent of any NEO’s compensation is fixed. The table below outlines our fixed and at risk pay.

	Fixed	At Risk

	Base Salary	Annual Incentive Plan	Long Term Equity Incentives
What?	Cash	Cash/Stock (1)	PSUs (3 Year Performance Cycle)	RSUs (Time-based Vesting)
When?	Annual	Annual	Annual 3 Year Performance Cycle; payout based on achieved results against performance goals	Exception Basis for new hire, recognition of expanded roles, and retention
Why?	- Pay for expertise and experience - Attract and retain qualified executives	- Provide annual recognition of performance - Motivate superior operational and financial performance - Align performance and rewards with competitive opportunities	- Align executives with stockholders - Provide incentives to drive long-term value creation - Ensure long-term retention - Align with competitive practices
How?	- Generally targeted to 50th percentile of peer companies - Actual salaries based on experience, expertise and performance - Scope of responsibility
- Opportunity generally targeted at
  50th percentile
- Provide for increased opportunity
  when performance exceeds goal
- 80% of metrics tied to Company
  financial performance; 20% to
  Customer Delight goals

- Generally targeted to 50th to 75th percentile of
  market, based on a review of multiple external
  reference points, to strongly emphasize long term
  performance and alignment with stockholders
- Reward long-term financial drivers of stockholder
  value
- Provide for increased opportunity when performance
  exceeds goal
- Intended to maintain a meaningful and yet forfeitable
  ownership stake denominated in our stock

(1)	The portion of the Annual Incentive Plan ("AIP") tied to Customer Delight is delivered in shares of our common stock. See “Elements of Compensation-Annual Incentive Plan.”

III.	Overview of Executive Compensation Decisions During Fiscal Year 2015

The Human Resources Committee considered a variety of factors in making compensation decisions in fiscal year 2015:

•	experience, responsibilities, and individual and overall Company performance;

•	internal equity among senior executives;

•	role an executive plays in our succession planning efforts;

•	competitive market data and trends;

•	alignment with three key stakeholders: stockholders, customers, and colleagues; and

•	results of the previous stockholder advisory vote.

These factors are particularly important in designing compensation arrangements to attract and motivate executives in the markets in which IHS competes.

The Human Resources Committee also takes into account the necessary balance between appropriately motivating our executives while ensuring that the compensation program does not encourage excessive risk-taking. We believe the balance between short- and long-term incentives supports our stockholders' desire that we deliver results while ensuring the financial soundness of our Company over the long-term. For fiscal year 2015, the Human Resources Committee concluded that the compensation program did not encourage excessive risk-taking in achieving performance, including the application of both our annual and long-term incentive plans. Specifically, we continued to rely on our long-term performance measures, stock ownership guidelines, and sound internal controls over financial reporting to ensure that performance-based awards are earned on the basis of accurate financial data. Based on this analysis, the Human Resources Committee concluded that our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our stockholders.

The Human Resources Committee engages Meridian as its outside consultant to advise on executive compensation matters. Meridian only engages in executive compensation and related governance matters and does not perform other unrelated services for IHS.

Peer Group Benchmarking
The Human Resources Committee periodically reviews benchmarking data provided by its outside consultant. The consultant provides market references for base salary, short-term incentives, and long-term incentives. Our peer group includes companies that also have subscription and/or consulting services across a variety of industries, and are generally considered comparable companies with respect to market capitalization and revenue. We annually review our peer group in terms of business operations and financial results, and may adjust our peer group to appropriately address our expanding business. In addition, we review compensation data from a broader group of general industry companies with a similar market capitalization and use this information as another factor in our decision-making process.

In 2015, our primary peer group for compensation benchmarking consisted of the following companies:

IHS Peer Group for Compensation Benchmarking

The Corporate Executive Board Company	Gartner, Inc.	Nielsen Holdings N.V.

The Dun & Bradstreet Corporation	McGraw Hill Financial, Inc.	Solera Holdings, Inc.

Equifax Inc.	Moody's Corporation	Verisk Analytics, Inc.

FactSet Research Systems Inc.	MSCI Inc.

In addition to reviewing the benchmark data, the Human Resources Committee also considers the recommendations of our CEO for each of the NEOs (excluding the CEO) for base salary adjustments, target annual incentive levels, and long-term equity incentive grants. In preparing and presenting those recommendations to the Human Resources Committee, the CEO works as necessary with the Chief Human Resources Officer to understand the applicable market comparisons, internal equity, succession planning, and other relevant individual executive considerations. In general, the CEO's pay recommendations for NEOs in 2015 considered the following:

•	our new organizational structure and each executive’s role and scope of responsibilities;

•	performance versus stated individual and Company business objectives;

•	the importance of each executive officer to the Company's future success; and

•	external market data and the need to attract and retain critical leadership talent.

For the CEO’s compensation, the Human Resources Committee reviewed benchmark data from the primary peer group, supplemented by broader general market information to determine base salary, the annual incentive plan target, and long-term equity incentive grants. The Committee discussed CEO compensation in executive session without the CEO present. During the first half of the year, the Committee made no changes to Mr. Key’s compensation. In determining Mr. Stead’s compensation, the Committee considered the following:

•	Mr. Stead’s proven leadership and business acumen;

•	the vital importance of Mr. Stead’s leadership to the Company’s future success;

•	Mr. Stead’s willingness to quickly step into the CEO role upon Mr. Key’s resignation; and

•	external market data.

During fiscal year 2015, the Human Resources Committee also reviewed tally sheets for all executive officers to ensure a complete understanding of the value of all compensation currently being delivered, including potential future value. The tally sheets included, among other things, a summary of salary, annual incentive plan targets, the value of unvested equity awards, and the value of vested stock awards currently held. In addition, at each meeting, the Human Resources Committee reviewed a summary of the equity position for each executive, including awards that had vested and those that would vest in the future. These analyses were used to assist the Human Resources Committee to ensure that:

•	the executive team has a material equity stake; and

•	the amount earned by executives is appropriate at various performance levels.

The Human Resources Committee believes that the compensation program design is appropriate based on internal and external benchmarks.

Elements of Compensation
Base Salary. In June 2015, when Mr. Stead was appointed CEO, the Committee approved a base salary of $745,428. In addition, based on prior service, Mr. Stead receives annual payments totaling $214,572, that were previously earned, from the Supplemental Income Plan ("SIP"). A competitive salary for his position as CEO is higher at approximately $1 million. Mr. Stead has requested the SIP payment be deducted from the market competitive value in determining his base salary paid. His target bonus is calculated based upon $960,000, the combination of his base salary and annual SIP payment.

During 2015, we did not provide merit increases to our management team—including our former CEO, Mr. Key—reflective of the industry headwinds and expense management measures implemented across the Company. We provided a salary adjustment to Mr. Hyatt as part of a multi-year plan, now completed, to position his salary to reflect his role and to achieve internal equity, as well as to ensure a salary competitive with the external market. Until February 2014, Mr. Hyatt had been our Chief Information Officer and since his promotion to CFO, we have been monitoring his compensation to ensure competitiveness commensurate with his CFO role. As noted in “Organizational Changes” above, Mr. Gear assumed expanded leadership of the Resources and Transportation global segments of the business and we consequently provided a salary adjustment to recognize his new role and provide alignment with the competitive market.

NEO Base Salary Increases
Name	2014 Ending Base Salary ($)	2015 Ending Base Salary ($)	Percent Increase	Justification
Stead	Not Applicable (1)	745,428	Not Applicable	Base salary was established upon mid-year appointment as Chairman and CEO
Hyatt	510,000	601,800	18%	Salary adjustment to align with competitive market
Yergin	635,500	635,500	0%	Merit increases not provided in 2015
Gear	400,000	550,000	37.5%	Salary adjustment in recognition of expanded scope of role and to align with competitive market
Gupta	590,000	590,000	0%	Merit increases not provided in 2015
Key	875,000	Not Applicable (1)	0%	Merit increases not provided in 2015
Sweeney	470,000	Not Applicable (1)	0%	Merit increases not provided in 2015
(1) Mr. Key and Mr. Sweeney ceased employment in 2015, and Mr. Stead began employment during 2015.

In establishing the base salaries for our executive officers, we generally target the 50th percentile of the market, although in some cases the skills required for an executive role may require a salary above the 50th percentile, and in other cases (including Dr. Yergin, a Pulitzer-prize winning energy expert), the individual’s position or qualifications may be so unique that there are no comparable roles to benchmark.

Annual Incentive Plan. Our AIP is intended to motivate and reward superior operational and financial performance on a year-over-year basis, and align performance with our business strategy and objectives. Target incentive opportunities are intended to be competitive with market practice and are generally based on the 50th percentile market data from our benchmarking analysis, as well as considerations for internal equity.

In 2015, the NEOs had the following AIP target opportunities, as a percentage of base salary.

Name	2015 AIP Target as a Percentage of Salary
Stead	100% (1)
Hyatt	75%
Yergin	100%
Gupta	75%
Gear	75%
Key	120%
Sweeney	85%

(1)    Mr. Stead’s annual AIP opportunity is 100 percent of fixed cash compensation that includes his base salary and payments from the SIP.

Mr. Stead’s AIP target was established upon his mid-year appointment as CEO. AIP target opportunities for all other NEOs are unchanged from 2014.

Our NEOs’ AIP payouts for 2015 were based on four metrics that we feel best represent our key business performance areas: free cash flow, Adjusted EBITDA Margin, revenue, and Customer Delight.

After the close of the year, we measure performance against the AIP metrics to determine the amount earned. Our metrics and how we performed against those metrics is described in the following table.

2015 AIP Calculation
Metric	Weighting	Payout Level (1)		2015 Goal	Goal as a % of Target	2015 Results (2)	AIP Level Achieved
Free Cash Flow	30%	Threshold Target Maximum	30% 100% 150%	$480 Million $500 Million $530 Million	96.0% 100.0% 106.0%	$530.6 Million (3)	150%
Adjusted EBITDA Margin	25%	Threshold Target Maximum	30% 100% 150%	31.10% 31.60% 32.10%	98.4% 100% 101.6%	32.2%	150%
Revenue	25%	Threshold Target Maximum	30% 100% 150%	$2.409 Billion $2.470 Billion $2.532 Billion	97.5% 100% 102.5%	$2.314 Billion	0%
Customer Delight	20%	Threshold Target Maximum	50% 100% 150%	71% 73% 74%	97.3% 100.0% 101.4%	72%	75%
Calculated Bonus Payout (as a Percent of Target)							97.5%

(1)	Percentage of target earned is interpolated between these points. No amount is paid below the level identified as “Threshold.”

(2)
The numbers reported in the table above include revenue and Adjusted EBITDA margin associated with planned dispositions that have been classified as discontinued operations for purposes of financial reporting; however, as of the end of the fiscal year 2015, these dispositions had not yet occurred.

(3)	The free cash flow results exclude the cash payout associated with approximately $40.9 million of restructuring charges incurred during 2015.

On an annual basis, we set our AIP goals to align to our current business plan. We select the goals that we believe are most critical to achieve our business plan for that particular year. In 2015, we selected revenue and Adjusted EBITDA goals for both our short-term and long-term incentive plans, as these two metrics have been critical measures of our ongoing success. We differentiated the Adjusted EBITDA goals by having Adjusted EBITDA margin as our short-term incentive goal and Adjusted EBITDA in the third year of the performance cycle as our long-term incentive goal. Because the goals for revenue and Adjusted EBITDA were established at different times (three years in advance for our long-term incentive and one year in advance for our short-term incentive), they cover different time periods and represent the expectations applicable at the time the goals were set for operational results, overall economic environments, and the opportunities for acquisitions and divestitures.

Our free cash flow target goal for 2015 was $500 million compared to our actual 2014 cash flow of $513.6 million. It is unusual for us to set a target below our prior year's actual performance; however, the combination of higher than normal cash collections in 2014 and the increased expected impact of interest and taxes in 2015 caused us to project a more normalized free cash flow for 2015. In 2014, to consider the atypical nature of the cash flow earned, we limited our annual incentive payout for the free cash flow to 100 percent of target even though actual results for that particular metric would have warranted a higher payment.

Our Customer Delight program is an ongoing, dedicated assessment of our customers’ preferences and product needs through surveys and follow-up contacts. Each year, we set a target goal for customer delight and performance is then evaluated throughout the year based on the results of external customer surveys. Our customer delight baseline (or threshold) goal for the year was 71 percent and was established based on prior year performance. Target and stretch goals were assigned based on incremental gains to the established threshold goal. In 2015, actual performance for Customer Delight was determined after the completion of two surveys and this performance was measured against the pre-established targets. In 2015, our target goal was 73 percent, and we achieved a Company-wide 72 percent Customer Delight score. Thus, each of our NEOs received a payout of 75 percent of their target tied to Customer Delight. The amount earned for the Customer Delight portion was paid to the NEOs in the form of IHS common stock to better align executive officers with stockholders as well as with all other colleagues who receive an equity award when the Customer Delight goal is met.

Awards of Long-Term Incentives (Equity). Our long-term equity incentive awards are intended to align executives with stockholders, drive long-term value creation, provide for significant long-term retention, and consider competitive compensation practices. All of our equity incentives are granted under our Amended and Restated 2004 Long-Term Incentive Plan (the "Plan").

Performance-Based Restricted Stock Units. PSUs align our executives to our long-term financial performance and our stock price. IHS grants PSUs with a three-year cycle annually to eligible executives. Prior to the close of the first quarter of the first year in the cycle, we establish the goals for the third year of the cycle. The annual granting of three-year PSUs provides a long-term view but also allows for overlapping cycles. In this approach, each year of performance is critical toward meeting our three-year forward-looking goals.

Sample Payout Schedule for Performance Plan
The awards are denominated and paid in shares of IHS stock so that executives are aligned with stockholders during the performance period. Each year, the Human Resources Committee evaluates and establishes goals that are key drivers of long-term stockholder value.

The weighting and payout levels for PSUs granted in 2015 are described in the table below. As discussed under “Say on Pay Vote and Stockholder Engagement”, beginning with awards tied to the 2016-2018 performance cycle, our performance metric will be the average Adjusted EBITDA margin growth with a relative TSR modifier.

Metrics for PSUs Granted in 2015 (1)
			Percentage of Target
Metric	Weighting	Payout Level (2)	Shares Earned
		Threshold	50%
Corporate Revenue (3)	50%	Target	100%
		Maximum	175%
		Threshold	50%
Adjusted EBITDA (3)	50%	Target	100%
		Maximum	175%

(1)	The metrics described in the table above are applicable to PSUs tied to the 2014-2016 and the 2015-2017 performance cycles.

(2)	If threshold levels are not met, zero percent is earned for that measure.

(3)
During the first quarter of FY 2016, the Human Resources Committee incorporated an adjustment mechanism to consider the impact of future large acquisitions and divestitures. Additionally, the Committee adjusted the targets for PSUs tied to the 2014-2016 and 2015-2017 performance cycles to reflect the effects of discontinued operations not contemplated at the time the original targets were set.

Equity Grants to NEOs. The table below reports long-term equity incentives granted to our NEOs during 2015.

Long-Term Equity Incentive Grants to NEOs in FY 2015
Award Reason	Award Description	Shares Granted
		Stead	Hyatt	Yergin	Gear	Gupta	Sweeney
Annual Long-Term Equity Incentive Program	2015-2017 PSUs		15,000	20,000	10,000	10,000	10,000
Re-appointment as CEO	2014-2016 PSUs	30,000
Role Expansion	2014-2016 PSUs				5,000
	2015-2017 PSUs				5,000
	Time-Based RSUs				10,000	10,000
TOTAL GRANTED		30,000	15,000	20,000	30,000	20,000	10,000

For our annual equity award program, we granted only PSUs to our NEOs to provide a link to stockholder value creation. We generally target a higher market range for long-term equity incentives than for cash compensation. We do this to provide a heavier emphasis on long-term performance and stockholder alignment. When establishing the grant value of equity awards for the leadership team, we consider a market range between the 50th and 75th percentile, but actual awards are based on the Human Resources Committee's evaluation of performance, potential, and an analysis of outstanding unvested equity. PSUs granted in connection with our annual equity incentive program were made in February 2015 and tied to the 2015-2017 performance cycle (“2015-2017 PSUs”), prior to the time Mr. Stead assumed the role of CEO. Pursuant to the terms of his employment agreement, Dr. Yergin was eligible to receive annual grants of 20,000 PSUs through 2015. Mr. Key did not receive an equity grant in 2015. At the time of his termination of service, Mr. Sweeney forfeited 5,000 of the 2015-2017 PSUs granted to him during 2015.

In July 2015, following his appointment as CEO, Mr. Stead was granted 30,000 PSUs tied to the 2014-2016 performance cycle (“2014-2016 PSUs”) to supplement the 10,000 shares he had previously been awarded for his role as Executive Chairman.  At the time of his appointment, the Committee determined it was important to incorporate Mr. Stead into this ongoing performance cycle to align him with the performance period and key metrics of the other NEOs.  Based upon Mr. Stead’s experience and performance, we anticipate providing full market competitive awards in future years and progressively aligning him to our most current performance cycles. To this end, at the beginning of fiscal year 2016, we granted Mr. Stead PSUs tied to the 2015-2017 performance cycle.

In unique circumstances, RSUs, which require continued employment over a period of time, are necessary to provide adequate incentives to recruit critical talent to join our leadership team or to provide appropriate incentives for expanded roles and increased responsibilities. In January 2015, we granted RSUs to both Mr. Gupta and Mr. Gear to recognize their key roles in the organization and their increased responsibilities. Also, in July 2015, Mr. Gear was awarded 5,000 2015-2017 PSUs and 5,000 2014-2016 PSUs in further recognition of his expanded role and to align his performance-based incentive opportunities with his level of responsibility as well as internal and external peers. Prior to February 2015, Mr. Gear had been serving IHS as a senior vice president and had received equity commensurate with that role. Because of the significant scope of his new role, the Committee believed it appropriate to bring his total equity portfolio in line with that of other NEOs.

2013-2015 Performance Cycle; Results for 2015 Performance. The table below shows the payout levels for PSUs that vested in January 2016 based on the 2013-2015 performance cycle (“2013-2015 PSUs”). The metrics for the 2013-2015 PSUs were 2015 revenue and Adjusted EBITDA performance.

2015 Long-Term Incentive Plan Calculation
Performance Stock Unit Metrics - 2013 - 2015 Cycle
Metric	Weighting	Payout Level	2015 Goals (1)	Goal as a % of Target	Percentage of Target Earned	2015 Results (2)	Calculated Percent Earned
Revenue	50%	Threshold	$2.124 Billion	94.0%	50%	$2.382 Billion	167.3%
		Target	$2.260 Billion	100%	100%
		Maximum	$2.396 Billion	106.0%	175%
Adjusted EBITDA	50%	Threshold	$709 Million	90%	50%	$757 Million	80.4%
		Target	$788 Million	100%	100%
		Maximum	$867 Million	110%	175%
Calculated PSU Payout (as a Percent of Target)							124%

(1)
Following the establishment of the goals for the 2013-2015 cycle, we completed a major acquisition that was not contemplated in these performance targets. In order to ensure that we did not provide benefits that were not intended when we originally established these goals, in accordance with provisions in the Plan, we adjusted the performance targets higher to consider the impact of the newly acquired business. The performance targets and results above represent our performance versus these adjusted / higher performance expectations.

(2)
As established in the original award terms, actual 2015 results have been adjusted to eliminate the effect of changes in the foreign exchange rates, which accounts for the difference between the revenue reported in the FY 2015 AIP calculation and the revenue reported in the Long-Term Incentive Payout table above. The 2015 results reported in the table above include revenue and Adjusted EBITDA associated with planned dispositions that have been classified as discontinued operations for purposes of financial reporting; however, as of the end of the fiscal year 2015, these dispositions had not yet occurred.

The table below shows the number of shares earned by each of our NEOs for 2015 performance.

2013-2015 PSU Payouts by NEO
Name	Target PSUs Granted in 2013	Percent of Target Earned	Actual Shares Earned
Stead	10,000	124%	12,400
Hyatt	8,000	124%	9,920
Yergin	20,000	124%	24,800
Gear	3,400	124%	4,216
Gupta	15,000	124%	18,600

Because Mr. Key and Mr. Sweeney terminated employment before the end of the fiscal year, their awards tied to 2015 performance were modified and not paid per plan performance as described in “Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements.”

Retirement Benefits and Perquisites
We sponsor a qualified defined benefit plan and an unfunded nonqualified benefit plan for U.S. employees, including NEOs, who were employed prior to January 1, 2012. In July 2014, we discontinued future accruals to these plans, primarily as a result of the cost, the complexity of merging our retirement plans with those of our acquired companies, and the general movement of U.S. companies toward not providing defined benefit plans. Mr. Gupta was not eligible for these plans because he joined after January 1, 2012. We also sponsor a qualified defined contribution plan (“401(k)”). In lieu of future accruals to the defined benefit plans, we provide an annual non-elective contribution of 1.5 percent of eligible salary to all 401(k) accounts of eligible employees if they are active employees at the end of the calendar year. In addition, U.S. colleagues are eligible to receive up to a 4.5 percent match to employee contributions to the 401(k).

Beginning in January 2015, our most senior level U.S. colleagues, including our NEOs, are also eligible to participate in a voluntary deferred compensation program through which they can defer a portion of their annual cash compensation; however, the Company does not provide any matching contributions or interest payments on amounts deferred. Deferrals may be invested in the same funds as available under the 401(k).

We also provide our NEOs with life and medical insurance, and other benefits generally available to all employees. Overall, the Human Resources Committee believes that the Company provides only de minimis perquisites to our executive officers. None of our NEOs received perquisites above the applicable reporting threshold during fiscal year 2015.

IV.	Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

Our CEO does not have an employment agreement. In prior years, we entered into employment agreements with Messrs. Hyatt, Gear, Gupta, Key and Sweeney and Dr. Yergin. During 2015, we also entered into separation agreements with Messrs. Key and Sweeney.

The employment agreements that are in effect do not entitle the NEO to employment for any specified period of time, but they do provide a description of what is expected of the NEO, compensation elements for which they are eligible, and benefits due to them, if any, upon termination of employment. The employment agreements exclude any protection in the event the NEO chooses to voluntarily terminate employment including for good reason unless in the event of a change in control, except for Dr. Yergin, who retains such good reason termination protection as described in "Executive Employment Agreements."

The particular events that trigger benefits upon employment termination are based on common practices within our peer group for executive severance protections.

Providing severance and other protections enables the following:

•	neutrality with respect to a potential change in control that allows an executive to focus on stockholder interest and not future employment;

•	retention of executives involved in the negotiation, consummation, and/or implementation of a change in control;

•	attracting executives from other industries and geographic regions;

•	competitive employment arrangements; and

•	bridge to future employment opportunities.

In the event of any change in control scenario, other than with respect to the acceleration of vesting of stock awards, a double trigger (ownership change and subsequent termination of employment) is required before any benefits under the arrangement are due to the NEO. The termination benefits are intended to be comparable to the market and designed to protect stockholder value.

In June 2015, we entered into a separation agreement with Mr. Key. In recognition of Mr. Key’s tenure and agreement to release the Company from any and all claims, and as provided by his separation agreement, Mr. Key received: accelerated vesting of 40,000 PSUs; continued medical, vision and dental benefits for 18 months; and an additional two years of age for purposes of the Company’s non-qualified retirement benefit plan. In the separation agreement, Mr. Key agreed to abide by the non-compete and non-solicitation provisions provided in his employment agreement for a period of 18 months following the termination of his employment. Mr. Key also agreed to other customary terms and conditions.

In September 2015, we entered into a separation agreement with Mr. Sweeney. Under the Involuntary Termination Without Cause terms of Mr. Sweeney’s employment agreement, he received a severance payment equal to $1,304,250 (150 percent of his base salary and AIP target); his AIP payment as determined by the achievement of IHS performance objectives; and continued medical, vision and dental benefits for 18 months. In recognition of Mr. Sweeney’s support of the transition to our new organizational structure and his agreement to release the Company from any and all claims, the Human Resources Committee accelerated vesting of 20,000 PSUs. In the separation agreement, Mr. Sweeney agreed to abide by the non-compete and non-solicitation provisions provided in his employment agreement for a period of 12 months following the termination of his employment. Mr. Sweeney also agreed to other customary terms and conditions.

V.	Stock Ownership Guidelines

The Human Resources Committee believes that senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with our stockholders, the Human Resources Committee has stock retention and ownership guidelines for the NEOs and certain other executive officers and key employees.

Name	Multiple of Salary Required to Hold in Equity
Stead	5
Yergin	4
Other Executive Officers	3

Executive officers with holding requirements have five years after the date of their respective appointment as an executive officer to become compliant with the holding requirements. As of the Record Date, each of our current NEOs was in compliance with the ownership guidelines.

We have a hedging and pledging policy that prohibits executive officers and directors from purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments that are designed to hedge, offset, or profit from any decrease in the market value of IHS common stock and require pre-clearance before holding IHS securities in margin accounts or pledging IHS securities as collateral.

VI.	Impact of Accounting and Tax Treatment

The Human Resources Committee considers the anticipated accounting and tax treatment to IHS and to the NEOs in its decision-making process. From an accounting perspective, the Human Resources Committee wishes to ensure that there are no significant negative accounting implications due to the design of the compensation program.

The short-term and equity incentive plans are generally designed to meet the requirements of Section 162(m) of the Internal Revenue Code. However, the Human Resources Committee may take actions that it determines are necessary or appropriate to further the best interests of stockholders or to achieve our compensation objectives, but that could cause us to lose all or part of the deduction under Section 162(m) of the Internal Revenue Code.

Our compensation programs are also designed with Section 409A of the Internal Revenue Code in mind, so as to avoid adverse tax consequences for our executive officers.

Executive Compensation Tables

2015 Summary Compensation Table

The following summary compensation table sets forth information concerning aggregate compensation earned by or paid to: (i) each person who served as our CEO during the fiscal year; (ii) our Principal Financial Officer; (iii) our three other most highly compensated executive officers who served in such capacities as of November 30, 2015; and (iv) one former officer who would have been in our three other most highly compensated executive officers had he been serving in that capacity as of November 30, 2015. As noted above, we refer to these individuals as our “named executive officers” or “NEOs.”

2015 SUMMARY COMPENSATION TABLE
					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
				Incentive	Deferred
			Stock	Plan	Compensation	All Other
		Salary	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Jerre Stead (5)	2015	372,714	3,861,600	469,282	—	200,803	4,904,399
Chairman and Chief	2014	200,214	1,130,800	246,000	447,730	100,361	2,125,105
Executive Officer	2013	507,928	1,010,700	505,544	—	882	2,025,054
Todd Hyatt	2015	598,269	1,727,550	440,067	2,955	17,545	2,786,386
Executive Vice President	2014	463,538	1,811,500	278,121	39,139	16,421	2,608,719
and Chief Financial Officer	2013	347,846	1,392,925	162,242	11,706	12,118	1,926,837
Daniel Yergin	2015	635,500	2,303,400	619,613	—	17,926	3,576,439
Vice Chairman	2014	631,625	2,261,600	508,400	38,720	16,745	3,457,090
	2013	615,077	2,073,400	434,000	61,508	12,585	3,196,570
Jonathan Gear (6)	2015	510,503	3,558,400	430,927	—	17,285	4,517,115
Executive Vice President,
Resources and Transportation
Anurag Gupta (6)	2015	590,000	2,284,200	431,438	—	17,448	3,323,086
Executive Vice President,	2014	586,250	1,130,800	354,000	—	16,662	2,087,712
Consolidated Markets	2013	387,019	2,526,750	201,801	—	95,021	3,210,591
and Solutions
Scott Key (7)	2015	440,865	5,013,600	—	35,123	35,739	5,525,327
Former President and	2014	863,750	4,523,200	525,000	68,528	16,800	5,997,278
Chief Executive Officer	2013	752,500	6,012,850	526,899	36,372	12,675	7,341,296
Brian Sweeney (6)(8)	2015	470,000	3,399,700	386,311	633	1,329,129	5,585,773
Former Senior Vice	2014	465,000	1,130,800	319,600	22,287	4,079	1,941,766
President, Global Sales

(1)
Reflects the grant-date fair value of RSUs and of PSUs assuming target performance level. The value of these awards is calculated in accordance with FASB ASC Topic 718. Any estimated forfeitures are excluded from values reported in this table. For a discussion of the assumptions made in valuing these awards and a description of how we factor forfeitures into our overall equity compensation expense, refer to the “Stock-based Compensation” footnote to our financial statements contained in our Annual Reports on Form 10-K for the fiscal years ended November 30, 2013, 2014, and 2015, respectively.

The value of PSUs in the table above is based on the shares that would be received should the target performance be met. In addition, the PSUs have a threshold value of 50 percent of target and a maximum payout of 175 percent of target, provided a stretch performance goal is met. A comparison of the value of the PSUs at target and maximum performance level is described in the table below.

Value of PSUs Granted During Fiscal Year 2015
Name	Grant Date Value of PSUs at Target Performance Level ($)	Grant Date Value of PSUs at Maximum Performance Level ($)
Stead	3,861,600	6,757,800
Hyatt	1,727,550	3,023,213
Yergin	2,303,400	4,030,950
Gear	2,425,900	4,245,325
Gupta	1,151,700	2,015,475
Key	—	—
Sweeney	1,151,700	2,015,475

(2)
Represents bonus payments that were paid following the close of the fiscal year for which they were earned. In 2015, the portion of the bonus payout tied to Customer Delight was paid in shares of IHS stock to each of the NEOs, except Mr. Sweeney. A 30-day stock price average as of November 20, 2015 ($120.02) was used to determine the number of shares paid. The 2015 payments in cash and stock are as follows:

Named Executive Office	2015 Bonus Paid in Cash ($)	2015 Bonus Paid in Stock ($)	Total Bonus ($)
Stead	397,085	72,197	469,282
Hyatt	372,364	67,703	440,067
Yergin	524,288	95,325	619,613
Gear	373,092	57,835	430,927
Gupta	365,063	66,375	431,438
Key	—	—	—
Sweeney	386,311	—	386,311

(3)
Amounts represent the aggregate increase in actuarial value to the NEO of pension benefits accrued during the fiscal year based on the November 30th measurement date used for financial statement reporting purposes. Assumptions used to calculate the change in pension value are discussed in the note “Pensions and Postretirement Benefits" to our financial statements contained in our Annual Reports on Form 10-K for the fiscal years ended November 30, 2013, 2014 and 2015, respectively. In July 2014, we discontinued future accruals to these plans. The actuarial values for Mr. Stead in 2015 and 2013 and for Mr. Gear in 2015 were negative, and are not included in the table above. There was no change to the actuarial value for Dr. Yergin in 2015. Mr. Gupta is not eligible for pension benefits. In 2015, Mr. Key received credit for an additional two years of age as part of his separation agreement.

(4)	The table below provides a breakdown of Other Annual Compensation in 2015 for each of our NEOs.

All Other Compensation
Description	Stead	Hyatt	Yergin	Gear	Gupta	Key	Sweeney
401(k) Company Contributions ($)	—	15,900	15,900	15,900	15,900	11,925	—
Dollar Value of Life Insurance Premiums ($)	600	918	1,145	720	1,062	600	846
Dollar Value of Long-Term Disability Premiums	203	727	881	665	486	203	446
Non-Employee Director Compensation (a)	200,000	—	—	—	—	—	—
Termination Payment (b)	—	—	—	—	—	—	1,304,250
Benefits Continuation	—	—	—	—	—	23,011	23,587
TOTAL	200,803	17,545	17,926	17,285	17,448	35,739	1,329,129

(a)
Prior to the time Mr. Stead was appointed Chairman and CEO, he served as our non-employee Chairman of the Board. Our compensation program for non-employee directors provided for a $200,000 cash retainer for the non-employee Chairman of the Board. Mr. Stead elected to receive 1,617 deferred stock units in lieu of the $200,000 cash retainer. The deferred stock units will be distributed in shares of IHS stock after Mr. Stead's service as a director terminates.

(b)	During fiscal year 2015, the HR Committee approved severance payments to Mr. Sweeney totaling $1,304,250, which are being paid to Mr. Sweeney during fiscal year 2016.

(5)	Mr. Stead's compensation from 2013 to 2015 represents payments for the following leadership roles he has held since 2013:

2015 Compensation: includes compensation Mr. Stead earned as non-employee Chairman of the Board between December 1, 2014 and May 31, 2015 and as our Chairman and CEO between June 1, 2015 and November 30, 2015.

2014 Compensation: includes compensation Mr. Stead earned as our Executive Chairman from December 1, 2013 to May 31, 2014 and as our non-employee Chairman of the Board from June 1, 2014 to November 30, 2014.

2013 Compensation: includes compensation Mr. Stead earned as our CEO between December 1, 2012 and May 31, 2013 and as our Executive Chairman from June 1, 2013 to November 30, 2013.

(6)	For Messrs. Gear, Gupta, and Sweeney, compensation is shown only for the years that they were NEOs.

(7)
Mr. Key resigned as President and Chief Executive Officer effective June 1, 2015. The value of $5,013,600 reported in the Stock Awards Compensation column represents the incremental value for 40,000 unvested PSUs shares that were granted in prior years and were modified to provide for acceleration in 2015 as part of Mr. Key's separation agreement. Mr. Key also forfeited 40,000 PSUs upon his termination that were granted in fiscal year 2014 and had a grant date value of $4,523,200.

(8)
Mr. Sweeney left his position as Senior Vice President, Global Sales effective November 27, 2015. The values included in the Stock Awards Compensation column represent: (a) $1,151,700 in grant date value for PSUs Mr. Sweeney was granted during 2015, including $575,850 of value that was forfeited upon Mr. Sweeney's termination; and (b) $2,248,000 in incremental value for awards that were accelerated in 2015 as part of Mr. Sweeney's separation agreement. The incremental value was determined by multiplying the total accelerated shares by the fair market value of IHS stock on the award modification date.

2015 Grants of Plan-Based Awards During Fiscal Year

The following table provides information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2015. During fiscal year 2015, none of the NEOs received any stock options or stock awards other than the PSUs and RSUs described in the table below under the column titled "Estimated Future Payouts Under Equity Incentive Plan Awards."

2015 GRANTS OF PLAN-BASED AWARDS (1)

									All Other	Grant
									Stock	Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Awards	Value of
			Under Non-Equity			Under Equity			Number of	Stock and
		Date	Incentive Plan Awards (2)			Incentive Plan Awards (3)			Shares of	Option
	Grant	Award	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Awards
Name	Date	Approved	($)	($)	($)	(#)	(#)	(#)	Units	($)(4)
Jerre Stead (5)			163,647	481,315	721,973
	7/1/2015	6/10/2015				15,000	30,000 (6)	52,500		3,861,600
Todd Hyatt			153,459	451,350	677,025
	2/1/2015	12/9/2014				7,500	15,000 (7)	26,250		1,727,550
Daniel Yergin			216,070	635,500	953,250
	2/1/2015	12/9/2014				10,000	20,000 (8)	35,000		2,303,400
Jonathan Gear			131,092	385,566	578,349
	1/2/2015	12/9/2014							10,000 (9)	1,132,500
	2/1/2015	12/9/2014				5,000	10,000 (9)	17,500		1,151,700
	7/15/2015					5,000	10,000 (9)	17,500		1,274,200
Anurag Gupta			150,450	442,500	663,750
	1/2/2015	12/9/2014							10,000 (10)	1,132,500
	2/1/15	12/9/2014				5,000	10,000 (10)	17,500		1,151,700
Scott Key			357,000	1,050,000	1,575,000
Brian Sweeney			135,830	399,500	599,250
	2/1/2015	12/9/2014				5,000	10,000 (11)	17,500		1,151,700

(1)
This table excludes stock awards that were granted to the current NEOs for the portion of their Annual Bonus that was tied to Customer Delight and described in footnote 2 to the "2015 Summary Compensation Table."

(2)
The amounts in these columns reflect ranges of possible payouts under our 2015 AIP. Salaries have been pro-rated where applicable to determine the ranges. Under this plan, threshold performance must be met in order for there to be any payout. We made various assumptions to determine the estimated payouts shown in the table above, including:

•Threshold amounts assume financial performance payout at 30 percent and Customer Delight performance payout at 50 percent.
•Target amounts assume financial and Customer Delight performance payout at 100 percent.
•Stretch, or maximum, amounts assume financial and Customer Delight performance payout at 150 percent.

(3)	These awards represent shares of our common stock underlying PSUs granted to our NEOs under the Plan.

(4)
In accordance with FASB ASC Topic 718, the grant date fair value of PSUs is calculated by multiplying the fair market value of a share of our common stock, as determined under the Plan, on the grant date by the target number of shares granted. Under the Plan, the fair market value for a share of our common stock is the average of the high and low trading prices on the date of grant. The grant date value of the PSUs in the table above is based on the shares that would be received should the target performance be met. A comparison of the values of the PSUs at target and maximum performance level is described in the table below.

Value of PSUs Granted During Fiscal Year 2015
Name	Grant Date Value of PSUs at Target Performance Level ($)	Grant Date Value of PSUs at Maximum Performance Level ($)
Stead	3,861,600	6,757,800
Hyatt	1,727,550	3,023,213
Yergin	2,303,400	4,030,950
Gear	2,425,900	4,245,325
Gupta	1,151,700	2,015,475
Key	—	—
Sweeney	1,151,700	2,015,475

(5)
This table excludes deferred stock units that Mr. Stead received in lieu of his cash retainer received at the time he was the non-employee Chairman of the Board, as described in footnote 4(a) to the "2015 Summary Compensation Table."

(6)	On July 1, 2015, Mr. Stead was granted 30,000 PSUs that will be earned after the end of fiscal year 2016 based upon achievement of 2014-2016 Company performance goals.

(7)	On February 1, 2015, Mr. Hyatt was granted 15,000 PSUs that will be earned after the end of fiscal year 2017 based upon achievement of 2015-2017 Company performance goals.

(8)	On February 1, 2015, Dr. Yergin was granted 20,000 PSUs that will be earned after the end of fiscal year 2017 based upon achievement of 2015-2017 Company performance goals.

(9)
On January 2, 2015, Mr. Gear was granted 10,000 RSUs, of which 50 percent vested on January 2, 2016 and 50 percent will vest on January 2, 2017. On February 1, 2015, Mr. Gear was granted 10,000 PSUs that will be earned after the end of fiscal year 2017 based upon achievement of 2015-2017 Company performance goals. On July 15, 2015, Mr. Gear was granted 10,000 PSUs, 50 percent of which will be earned after the end of fiscal year 2016 based upon achievement of 2014-2016 Company performance goals and 50 percent of which will be earned after the end of fiscal year 2017 based upon achievement of 2015-2017 Company performance goals.

(10)
On January 2, 2015, Mr. Gupta was granted 10,000 RSUs, all of which will vest on January 2, 2017. On February 1, 2015, Mr. Gupta was granted 10,000 PSUs that will be earned after the end of fiscal year 2017 based upon achievement of 2015-2017 Company performance goals.

(11)
On February 1, 2015, Mr. Sweeney was granted 10,000 PSUs that would have been earned after the end of fiscal year 2017 based upon achievement of 2015-2017 Company performance goals. Mr. Sweeney forfeited 5,000 of these shares upon his termination, and he vested in 5,000 of these shares on December 7, 2015, under the terms of his separation agreement. See "Executive Employment Agreements."

Outstanding Equity Awards at 2015 Fiscal Year-End
The following table sets forth information concerning the current holdings of RSUs and PSUs by our NEOs as of November 30, 2015, the last day of our fiscal year 2015. None of the NEOs had outstanding stock options, vested or unvested, at the end of the fiscal year. The market value of the shares set forth under the “Stock Awards” column was determined by multiplying the number of unvested or unearned shares by $123.31, the closing price of our common stock on November 30, 2015, the last day of our fiscal year.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END
	STOCK AWARDS

			Market	Equity Incentive	Equity Incentive
	Number		Value	Plan Awards:	Plan Awards:
	of Shares		of Shares	Number of	Market or Payout
	or Units		or Units	Unearned	Value of Unearned
	of Stock		of Stock	Shares, Units or	Shares, Units or
	That Have		That Have	Other Rights That	Other Rights That
	Not Vested		Not Vested	Have Not Vested	Have Not Vested
Name	(#)		($)	(#)	($)
Jerre Stead	12,400	(1)	1,529,044	40,000 (7)	4,932,400
Todd Hyatt	9,920	(2)	1,223,235	30,000 (7)	3,699,300
Dan Yergin	99,800	(3)	12,306,338	40,000 (7)	4,932,400
Jonathan Gear	14,216	(4)	1,752,975	30,000 (7)	3,699,300
Anurag Gupta	28,600	(5)	3,526,666	20,000 (7)	2,466,200
Scott Key	—		—	—	—
Brian Sweeney	20,000	(6)	2,466,200	—	—

(1)	Consists of 12,400 PSUs that vested at 124 percent of target (10,000 PSUs at target) on January 20, 2016, based on 2015 financial performance.

(2)	Consists of 9,920 PSUs that vested at 124 percent of target (8,000 PSUs at target) on January 20, 2016, based on 2015 financial performance.

(3)
Consists of 75,000 RSUs and 24,800 PSUs that vested at 124 percent of target (20,000 PSUs at target) on January 20, 2016, based on 2015 financial performance. The RSUs vest as follows: 25,000 on each of July 1, 2016, July 1, 2017 and July 1, 2018.

(4)
Consists of 10,000 RSUs and 4,216 PSUs that vested at 124 percent of target (3,400 PSUs at target) on January 20, 2016, based on 2015 financial performance. The RSUs vest as follows: 5,000 on January 2, 2016 and 5,000 on January 2, 2017.

(5)
Consists of 10,000 RSUs and 18,600 PSUs that vested at 124 of target (15,000 PSUs at target) on January 20, 2016, based on 2015 financial performance. The RSUs vest as follows: 10,000 on January 2, 2017.

(6)	Consists of 20,000 PSUs and RSUs that were modified to provide for accelerated vesting on December 7, 2015, as part of Mr. Sweeney's termination agreement.

(7)
These awards consist of PSUs that may vest, depending upon Company performance in 2016 and 2017, respectively. The PSUs have three primary vesting levels: threshold, target, and maximum. If threshold performance is not met, the award will be forfeited. The column titled "Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested" reports the number of PSUs that would vest if the target performance metrics were met. The following table shows the comparison of PSUs that would vest if threshold, target, or maximum performance metrics were met. Provided the threshold performance metrics are met, the actual number of PSUs that will vest will be prorated between threshold and target or target and maximum, depending upon the actual performance achieved. PSUs vest in the first quarter following the applicable performance year.

Unearned PSUs Outstanding at End of Fiscal Year 2015
		Threshold		Target		Maximum
			Market		Market		Market
		Number of	Value of	Number of	Value of	Number of	Value of
		Unearned	Unearned	Unearned	Unearned	Unearned	Unearned
		Units That	Units That	Units That	Units That	Units That	Units That
		Have Not	Have Not	Have Not	Have Not	Have Not	Have Not
	Performance	Vested	Vested	Vested	Vested	Vested	Vested
Name	Cycle	(#)	($)	(#)	($)	(#)	($)
Stead	2014-2016	20,000	2,466,200	40,000	4,932,400	70,000	8,631,700
Hyatt	2014-2016	7,500	924,825	15,000	1,849,650	26,250	3,236,888
	2015-2017	7,500	924,825	15,000	1,849,650	26,250	3,236,888
Yergin	2014-2016	10,000	1,233,100	20,000	2,466,200	35,000	4,315,850
	2015-2017	10,000	1,233,100	20,000	2,466,200	35,000	4,315,850
Gear	2014-2016	7,500	924,825	15,000	1,849,650	26,250	3,236,888
	2015-2017	7,500	924,825	15,000	1,849,650	26,250	3,236,888
Gupta	2014-2016	5,000	616,550	10,000	1,233,100	17,500	2,157,925
	2015-2017	5,000	616,550	10,000	1,233,100	17,500	2,157,925

Stock Vested During Fiscal Year 2015
The following table sets forth information concerning the number of shares acquired and dollar amounts realized by each of our NEOs during the fiscal year ended November 30, 2015 on the vesting of RSUs and PSUs. None of our NEOs had any stock options during 2015.

STOCK VESTED DURING FISCAL YEAR 2015

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting (1)
Name	(#)	($)
Jerre Stead	50,400	5,706,288
Todd Hyatt	11,580	1,311,088
Daniel Yergin	45,200	5,427,544
Jonathan Gear	3,908	443,082
Anurag Gupta	5,000	620,750
Scott Key	100,400	11,876,688
Brian Sweeney	6,300	713,286

(1)
Value realized on vesting is calculated by multiplying the number of shares vesting by the average of the high and low trading prices on the vesting date (the fair market value as authorized in the Plan). The value realized upon vesting does not necessarily reflect the actual proceeds that may have been or will in the future be received by the NEO upon the sale of the shares that vested. Excludes (a) shares given to the NEOs as part of their annual bonuses and included as compensation under the column titled "Non-Equity Incentive Compensation" in the "2015 Summary Compensation Table," and (b) DSUs awarded to Mr. Stead in lieu of his 2015 cash retainer as our non-employee Chairman of the Board and included as compensation under the column titled "Other Compensation" in the "2015 Summary Compensation Table."

.

Pension Benefits
Prior to July 2014, IHS sponsored a tax-qualified defined benefit pension plan (U.S. RIP) for all U.S. employees employed prior to January 1, 2012. The U.S. RIP was frozen in July 2014 and all future benefit accruals have ceased. Mr. Gupta is not eligible for pension benefits because he joined after January 1, 2012. The Company also sponsors a nonqualified supplemental retirement plan (SIP) to provide benefits to participants that are limited by Internal Revenue Code limits that apply to tax-qualified defined benefit plans. The SIP was also frozen in July 2014 as it was directly linked to the U.S. RIP. Under the Internal Revenue Code, the maximum permissible benefit from the qualified plan for retirements in 2015 is $210,000 and annual compensation exceeding $265,000 in 2015 cannot be considered in computing the maximum permissible benefit under the plan. Benefits under the SIP replace the benefits that would have been provided if the Internal Revenue Code limits were not in place.
The table below sets forth the present value of accumulated benefits payable at age 65 (or later date if applicable) as of November 30, 2015.

2015 Pension Benefits
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Jerre Stead	U.S. RIP (Qualified)	13.5	810,973	29,503
	SIP (Supplemental)	35.0 (1)	2,794,608	214,572
Todd Hyatt	U.S. RIP (Qualified)	10.2	194,037	—
	SIP (Supplemental)	10.2	20,790	—
Daniel Yergin	U.S. RIP (Qualified)	8.2	254,468	—
	SIP (Supplemental)	8.2	313,108	—
Jonathan Gear	U.S. RIP (Qualified)	9.3	114,369	—
	SIP (Supplemental)	9.3	18,093	—
Scott Key (2)	U.S. RIP (Qualified)	8.2	180,843	—
	SIP (Supplemental)	8.2	205,465	—
Brian Sweeney	U.S. RIP (Qualified)	2.8	32,177	—
	SIP (Supplemental)	2.8	19,028	—
(1) In 2003, Mr. Stead was granted an additional 25 years of benefit service under the Supplemental Retirement Income Plan, which is $2,429,937 of the present value listed above.
(2) Mr. Key resigned as an executive officer of the Company on June 1, 2015. The present value of accumulated benefits reflect his actual lump sum amount paid on December 1, 2015 and includes $32,227 due to the receipt of an additional two years of age in the benefit calculation.
Accrued Benefits
The accrued benefits are calculated according to the formulas outlined below.

Formula A:	Benefits accrued as of April 30, 2006 equals (i)+(ii)+(iii):

i.	1.25 percent of highest five years' average compensation in last 10 years as of April 30, 2006 up to covered compensation times years of benefit service (maximum 30 years), plus

ii.	1.70 percent of highest five years' average compensation in last 10 years as of April 30, 2006 in excess of covered compensation times years of benefit service (maximum 30 years), plus

iii.	0.5 percent of highest five years' average compensation in last 10 years as of April 30, 2006 times years of benefit service in excess of 30 years.

Plus

Formula B:	From May 1, 2006 to February 28, 2011, 15 percent of pensionable earnings, payable at age 65 as a lump sum pension.

Plus

Formula C:	From March 1, 2011 to July 11, 2014, 10 percent of pensionable earnings, payable at age 65 as a lump sum pension.

Formula A is expressed in the form of a single life annuity and is also payable as an actuarial equivalent lump sum. Formulas B and C are expressed in the form of a lump sum and are also payable as actuarial equivalent annuities.

The accumulated benefits were calculated in accordance with GAAP, using a discount rate of 4.5 percent. For purposes of determining the accrued benefit, compensation means regular salary, bonuses, commissions and overtime prior to January 1, 1987, and regular salary, commissions and overtime for January 1, 1987 and later. Compensation after January 1, 2009 excludes commissions for the SIP.

For grandfathered participants, service through March 31, 2011 is covered under Formula A. Mr. Stead is the only NEO who is a grandfathered participant.

Vesting
Participants are 100 percent vested in their benefit at the earlier of the time they are credited with three years of vesting service or the date they reach age 65. All of our NEOs who are eligible for the pension benefit are 100 percent vested.
Retirement Eligibility
Normal retirement age under the plan is 65, but a participant who terminates employment with at least ten years of vesting service may retire as early as age 55. Under Formula A above, participants who terminate employment after age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5 percent for each month that benefit commencement precedes age 62. Participants who terminate employment before age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5 percent for each month that benefit commencement precedes age 65. Formula A will be actuarially reduced for benefit commencements prior to age 55.
Under Formulas B and C, participants who terminate prior to age 65 will receive a benefit reduction equal to 4.5 percent compounded annually for each year commencement precedes age 65.
Participants who continue employment after attaining age 70 1/2 will have actuarial adjustments applied to the benefit amount to reflect the delay of commencement beyond age 70 1/2.

Nonqualified Deferred Compensation and Deferred Stock Units

Under the terms of the Directors Stock Plan, directors may elect to convert all or a portion of their annual cash retainers to DSUs that will be distributed in shares of IHS common stock after the director's service terminates. The fees are converted to shares of stock based upon the average of our high and low closing prices on the first day of the fiscal year for which the payment is applicable. For fiscal year 2015, Mr. Stead elected to defer to DSUs his fee for service as Chairman.

In fiscal year 2015, the Company established the IHS Deferred Compensation Plan for employees who are at or above a vice president level. Under the Deferred Compensation Plan, eligible employees may defer between 10 percent and 50 percent of their salary, wages, commissions, and bonuses, including payment under the AIP. Amounts paid under the RIP or SIP are not eligible for deferral. The deferred amounts may be invested in the same funds available under the Company's 401(k) plan. Compensation may be deferred to a time one to 10 years from a specified date or after separation from service. The Company does not make any matching contributions under the Deferred Compensation Plan.

The following table shows amounts that were deferred by our NEOs under nonqualified deferred compensation plans.

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)
Jerre Stead	200,000 (1)	—	(608)	—	199,392
Todd Hyatt	277,754 (2)	—	(797)	—	276,957

(1)	This amount is also included in the amount reported under the column heading "All Other Compensation" in the Summary Compensation Table.

(2)	This amount is also included in the amount reported under the column heading "Salary" in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements that provide for compensation to the NEOs in the event of certain forms of termination of employment, including a change in control. Except for Mr. Stead, each of the current NEOs has an employment agreement with the Company. All of the NEOs, including Mr. Stead, benefit from accelerated vesting of all or a portion of their equity awards following certain termination events, pursuant to the terms of their equity award agreements.

In addition to the amounts discussed in the tables below, all of the NEOs may receive payouts from our qualified plans in the same manner that any salaried employee would (for instance, life or disability insurance payouts, pension plan payouts, or similar benefits), as well as the benefits described in further detail in "Pension Benefits."

The tables below provide details of the nature and amounts of compensation to each NEO, assuming a hypothetical termination on November 30, 2015, the last day of our most recent fiscal year. The tables are based on the following four scenarios:

1.	Voluntary Termination Other Than for Good Reason or Involuntary Termination for Cause

This category refers to voluntary terminations by the executive other than for Good Reason (including resignations, retirements, or other terminations by mutual agreement, as defined below) as well as terminations by the Company for Cause (including willful failure to perform material duties).

2.	Involuntary Termination Without Cause or Termination for Good Reason without Change in Control

This category refers to voluntary terminations by the executive for Good Reason or involuntary terminations by the Company without Cause. This form of termination covers events outside of a change in control context.

Dr. Yergin has Good Reason protections absent a change in control; the other NEOs do not. For Dr. Yergin, “Good Reason” has the same definition as it does for the other NEOs, except that "Good Reason" may also be triggered if Dr. Yergin's principal location of work is moved more than 50 miles (other than any relocation recommended or consented to by Dr. Yergin); provided that Dr. Yergin may be required to travel on business to other locations as may be required or desirable in connection with the performance of job duties.

3.	Involuntary Termination Without Cause or Termination for Good Reason with a Change in Control

Within each NEO's employment agreement, and under the Plan, “change in control” is defined as follows:

•
the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than 50 percent of the total combined voting power of all outstanding securities of the Company;

•
a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than 50 percent of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

•
a reverse merger in which the Company is the surviving entity but in which securities possessing more than 50 percent of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

•	the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

•	the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company; or

•
as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who are members of the Board before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

For our NEOs with employment agreements, “Good Reason” following a change in control is defined as follows:

•	the material diminution of position (including titles and reporting relationships), duties or responsibilities, excluding immaterial actions not taken in bad faith;

•
the breach by the Company of any of its material obligations under the employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days after receipt of such notice thereof; or

•
the Company's relocation of the executive's principal location of work by more than 50 miles (other than any relocation recommended or consented to by the executive); it being understood that the executive may be required to travel on business to other locations as may be required or desirable in connection with the performance of job duties.

For all NEOs, unvested equity awards (including PSUs and time-based RSUs) vest automatically in the event of a change in control, and other severance is earned if they are terminated involuntarily without Cause or voluntarily with Good Reason within 15 months following a change in control.

4.    Death or Disability

For all equity compensation awards under the Plan, “Disability” is defined as a mental or physical illness that entitles one to receive benefits under the Company's long-term disability plan.

Potential Post-Termination Payments Table — Stead

Payments Upon Separation (1)	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) ($)	Death ($)	Disability ($)
Long-Term Incentive Compensation:
Performance-Based RSUs (PSUs) (2)	—	—	6,165,500	6,165,500	6,165,500
Time-Based RSUs (3)	—	—	—	—	—
Total	—	—	6,165,500	6,165,500	6,165,500

(1)
Mr. Stead does not have an employment agreement and is not entitled to any payments upon termination for any reason other than the vesting of Long-Term Incentive Compensation, as described in this table.

(2)
The value for PSUs is based on the Company's stock price at the end of the 2015 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance after the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	Mr. Stead did not have any unvested time-based RSUs at the end of the 2015 fiscal year.

Potential Post-Termination Payments Table — Hyatt

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (4) ($)	Death ($)	Disability ($)
Cash Compensation:
Cash Severance (1)	—	1,579,725	2,106,300	—	—
Bonus Compensation (1)	—	451,350	451,350	451,350	451,350
Long-Term Incentive Compensation:
Performance-Based RSUs (PSUs) (2)	—	—	4,685,780	4,685,780	4,685,780
Time-Based RSUs (3)	—	—	—	—	—
Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation (5)	—	23,049	30,732	—	—
Outplacement Assistance	—	18,000	18,000	—	—
Total	—	2,072,124	7,292,162	5,137,130	5,137,130

(1)
Mr. Hyatt receives a multiple of base salary and target bonus (1.5X for a termination without Cause, 2X if termination follows a Change in Control) plus a pro-rata bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table). The terms of our short-term incentive program provide for a pro-rata bonus payment at Target in the event of death or Disability - presented at Target in this table.

(2)
The value for PSUs is based on the Company's stock price at the end of the 2015 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance after the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	Mr. Hyatt did not have any unvested time-based RSUs at the end of the 2015 fiscal year.

(4)	Equity awards vest in the event of a Change in Control (i.e., single-trigger); other severance is earned for a qualified termination following a Change in Control.

(5)	Mr. Hyatt receives welfare benefits continuation under certain termination scenarios equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

Potential Post-Termination Payments Table — Yergin

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause or Termination for Good Reason (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (4) ($)	Death ($)	Disability ($)
Cash Compensation:
Cash Severance (1)	—	1,906,500	2,542,000	—	—
Bonus Compensation (1)	—	635,500	635,500	635,500	635,500
Long-Term Incentive Compensation:
Performance-Based RSUs (PSUs) (2)	—	—	7,398,600	7,398,600	7,398,600
Time-Based RSUs (3)	—	9,248,250	9,248,250	4,624,125	4,624,125
Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation	—	—	—	—	—
Outplacement Assistance	—	18,000	18,000	—	—
Total	—	11,808,250	19,842,350	12,658,225	12,658,225

(1)
Dr. Yergin receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table). The terms of our short-term incentive program provide for a pro-rata bonus payment at Target in the event of death or Disability - presented at Target in this table.

(2)
The value for PSUs is based on the Company's stock price at the end of the 2015 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance after the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)
The value of time-based RSUs is based on the Company's stock price at the end of the 2015 fiscal year. Dr. Yergin's unvested RSUs vest in full upon a Change in Control, or for any termination by the Company other than for Cause, or for a termination by Dr. Yergin for Good Reason, and vests at 50 percent for a termination due to death or Disability.

(4)	Equity awards vest in the event of a Change in Control (i.e., single-trigger); other severance is earned for a qualified termination following a Change in Control.

Potential Post-Termination Payments Table — Gear

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (4) ($)	Death ($)	Disability ($)
Cash Compensation:
Cash Severance (1)	—	1,443,750	1,925,000	—	—
Bonus Compensation (1)	—	412,500	412,500	412,500	412,500
Long-Term Incentive Compensation:
Performance-Based RSUs (PSUs) (2)	—	—	4,118,554	4,118,554	4,118,554
Time-Based RSUs (3)	—	—	1,233,100	1,233,100	1,233,100
Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation (5)	—	23,049	30,732	—	—
Outplacement Assistance	—	18,000	18,000	—	—
Total	—	1,897,299	7,737,886	5,764,154	5,764,154

(1)
Mr. Gear receives a multiple of base salary and target bonus (1.5X for a termination without Cause, 2X if termination follows a Change in Control) plus a pro-rata bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table). The terms of our short-term incentive program provide for a pro-rata bonus payment at Target in the event of death or Disability - presented at Target in this table.

(2)
The value for PSUs is based on the Company's stock price at the end of the 2015 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance after the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	The value of time-based RSUs is based on the Company's stock price at the end of the 2015 fiscal year. Mr. Gear's time-based RSU awards vest in the event of death, Disability, or Change in Control.

(4)	Equity awards vest in the event of a Change in Control (i.e., single-trigger); other severance is earned for a qualified termination following a Change in Control.

(5)	Mr. Gear receives welfare benefits continuation under certain termination scenarios equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

Potential Post-Termination Payments Table — Gupta

Payments Upon Separation	Voluntary Termination Other Than For Good Reason or Involuntary Termination for Cause ($)	Involuntary Termination Without Cause (not Related to Change in Control) ($)	Involuntary Termination Without Cause or Termination for Good Reason (Change in Control) (4) ($)	Death ($)	Disability ($)
Cash Compensation:
Cash Severance (1)	—	1,548,750	2,065,000	—	—
Bonus Compensation (1)	—	442,500	442,500	442,500	442,500
Long-Term Incentive Compensation:
Performance-Based RSUs (PSUs) (2)	—	—	4,315,850	4,315,850	4,315,850
Time-Based RSUs (3)	—	—	1,233,100	1,233,100	1,233,100
Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation (5)	—	15,209	20,279	—	—
Outplacement Assistance	—	18,000	18,000	—	—
Total	—	2,024,459	8,094,729	5,991,450	5,991,450

(1)
Mr. Gupta receives a multiple of base salary and target bonus (1.5X for a termination without Cause, 2X if termination follows a Change in Control) plus a pro-rata bonus payment at Target (following termination due to Change in Control) or at actual results for the year (following termination outside of a Change in Control - presented at Target in this table). The terms of our short-term incentive program provide for a pro-rata bonus payment at Target in the event of death or Disability - presented at Target in this table.

(2)
The value for PSUs is based on the Company's stock price at the end of the 2015 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance after the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and are forfeited in other forms of termination.

(3)	The value of time-based RSUs is based on the Company's stock price at the end of the 2015 fiscal year. Mr. Gupta's time-based RSU awards vest in the event of death, Disability, or Change in Control.

(4)	Equity awards vest in the event of a Change in Control (i.e., single-trigger); other severance is earned for a qualified termination following a Change in Control.

(5)	Mr. Gupta receives welfare benefits continuation under certain termination scenarios equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control).

Post Termination Payments—Key

Effective June 1, 2015 (the "Effective Termination Date"), we entered into an agreement to define certain terms of Mr. Key's resignation. The terms of the agreement included: (i) credit for two additional years for purposes for the age requirement of his non-qualified retirement related employee benefit plans in which he participated as of the Effective Termination Date, (ii) the acceleration of the vesting of 40,000 shares of IHS common stock under previously granted performance-based equity awards, with such stock to be delivered within ten days after Effective Termination Date, and (iii) continuation of benefits for 18 months. In addition, in conjunction with the new agreement and as a condition to receipt of the consideration thereunder, Mr. Key agreed, among other customary terms and conditions, to release IHS from any and all claims. The table below shows the value of the post-termination payments Mr. Key received.

Actual Post-Termination Payments—Key

Payments Upon Separation	$
Long-Term Incentive Compensation:
Performance-Based RSUs (PSUs)	5,013,600
Benefits & Perquisites:
Retirement Enhancement	32,227
Welfare Benefits Continuation	23,011
Total	5,068,838

Post Termination Payments—Sweeney

Effective September 25, 2015, we entered into a new agreement with Mr. Sweeney regarding his resignation from the Company. The terms of the new agreement include provisions related to his continued service through November 27, 2015. Provisions of the new agreement also include: (i) payment to Mr. Sweeney of $530,000 on December 7, 2015 and $774,250 on March 15, 2016 (such amounts in the aggregate representing 150 percent of Mr. Sweeney’s base salary and “target” bonus), (ii) payment on March 15, 2016 of an amount equal to the highest percentage payout based on the Company’s achievement of applicable performance metrics under the AIP of any other NEO times $399,500, and (iii) acceleration of the vesting of 20,000 shares of IHS common stock under previously granted equity awards, with such stock to be delivered on December 7, 2015. In addition, in conjunction with the new agreement and as a condition to receipt of the consideration thereunder, Mr. Sweeney executed a release that, along with other customary terms and conditions, released IHS from any and all claims. The table below shows the value of the post-termination payments Mr. Sweeney received or will receive.

Actual Post-Termination Payments—Sweeney

Payments Upon Separation	$
Cash Compensation:
Cash Severance	1,304,250
Bonus Compensation	386,311

Long-Term Incentive Compensation:
Performance-Based RSUs (PSUs)	2,399,200
Benefits & Perquisites:
Welfare Benefits Continuation	23,587
Total	4,113,348

Executive Employment Agreements

We have entered into an employment agreement with each of our NEOs, except for Mr. Stead, that sets forth the terms of employment and details the compensation elements and benefits, if any, due to that executive upon termination of employment.

Below are descriptions of the employment agreements with our NEOs. These descriptions are intended to be summaries and do not describe all provisions of the agreements. We file the full text of our NEO employment agreements as exhibits to our public filings with the SEC.

Each of the employment agreements described below provides for certain benefits upon termination of employment (for a summary of these benefits, see “Potential Payments upon Termination or Change in Control” above).

Todd Hyatt. Effective November 1, 2013, we entered into an employment agreement with Mr. Hyatt that included the following provisions.

Term. Mr. Hyatt’s agreement is not a contract of employment and does not entitle Mr. Hyatt to employment for any specified period of time and his employment will continue to be considered employment-at-will.

Base salary, bonus and benefits. The agreement provides for a base salary to be reviewed and increased at the discretion of our management. Mr. Hyatt will be eligible to participate in the AIP with a target bonus of 75 percent of his base salary, which bonus payout will be based on actual business results. Mr. Hyatt is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives.

Equity Incentives. In accordance with his agreement, Mr. Hyatt is eligible to participate in the IHS Long-Term Incentive Program.

Covenants. Under Mr. Hyatt’s agreement, he has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter, unless first obtaining our prior written consent, and he has assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment.

Daniel Yergin. In July 2010, we entered into a new employment agreement with Daniel Yergin. This new employment agreement replaced Dr. Yergin's prior employment agreement dated September 1, 2004, and was intended to reflect the unique value that Dr. Yergin brings to IHS (see “Compensation Discussion and Analysis” above). The following is a description of the material terms of our agreement with Dr. Yergin.

Term. The effective date of Dr. Yergin's agreement is July 2, 2010. It has an initial term of one year and it renews automatically on each anniversary of that date for an additional one-year period, unless Dr. Yergin's employment is terminated earlier in accordance with his agreement or either party notifies the other party in writing at least 30 days prior to the applicable anniversary of the commencement date.

Base salary, bonus and benefits. The agreement provides for a base salary, to be reviewed and increased by the Human Resources Committee of our Board in its sole discretion (as described under “Compensation Discussion and Analysis” above). Dr. Yergin is eligible for an annual bonus of up to 100 percent of his base salary (at "target" performance) or up to 150 percent for meeting predetermined objectives. Any bonus would be subject to our then-current annual incentive plan. Dr. Yergin is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Dr. Yergin's agreement was amended on December 3, 2010 and December 28, 2012, to provide that severance becomes payable on termination only when he executes a release of claims in favor of the Company and to make technical changes to assure compliance under Section 409A of the Internal Revenue Code.

Equity Incentives. Under the agreement, Dr. Yergin is eligible to receive annual grants of 20,000 PSUs, up to an aggregate maximum of 100,000 PSUs granted. In addition, Dr. Yergin received a one-time award of 175,000 RSUs as of the effective date of his agreement. Those RSUs vest over a period of eight years.

Covenants. Dr. Yergin has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter unless first obtaining our prior written consent, and he has assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment. He has also agreed not to compete with us during the term of his employment and for a restricted period, as described below, after any termination of employment, subject to specific exclusions and definitions of permissible advisory and academic activities. He has also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under Dr. Yergin's agreement, the “restricted period” means the two-year period following termination of his employment.

Jonathan Gear. Effective June 1, 2014, we entered into an employment agreement with Mr. Gear that included the following provisions.

Term. The agreement with Mr. Gear is not a contract of employment and does not entitle Mr. Gear to employment for any specified period of time and his employment will continue to be considered employment-at-will.

Base salary, bonus and benefits. The agreement provides for a base salary to be reviewed and increased at the discretion of our management. Mr. Gear will be eligible to participate in the AIP with a target bonus of 75 percent of his base salary (at "target" performance), which bonus payout will be based on actual business results. Mr. Gear is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives.

Equity Incentives. In accordance with his agreement, Mr. Gear is eligible to participate in the IHS Long-Term Incentive Program.

Covenants. Under the agreement, Mr. Gear has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter, unless first obtaining our prior written consent, and he has assigned to us all of the intellectual property rights in any innovations created or developed by him during the term of his employment. He has also agreed not to compete with us during his employment and for a period of twelve months after any termination thereof. Mr. Gear has also agreed not to solicit, hire, or cause to be hired any of our customers, employees, consultants or suppliers for or on behalf of any competitor during such period.

Anurag Gupta. Effective April 2, 2013, we entered into an employment agreement with Mr. Gupta and we amended his agreement on June 1, 2014. The agreement and amendment include the following provisions.

Term. The agreement with Mr. Gupta is not a contract of employment and does not entitle Mr. Gupta to employment for any specified period of time and his employment will continue to be considered employment-at-will.

Base salary, bonus and benefits. The agreement provides for a base salary to be reviewed and increased at the discretion of our management. Mr. Gupta will be eligible to participate in the AIP with a target bonus of 75 percent of his base salary (at "target" performance) or up to 150 percent for meeting predetermined objectives, which bonus payout will be based on actual business results and his individual performance. Mr. Gupta is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Mr. Gupta was also eligible for relocation assistance in fiscal year 2013 under the IHS relocation policy.

Equity Incentives. In accordance with his agreement, Mr. Gupta received one-time awards of 15,000 PSUs (meaning he could receive between 0 and 26,500 shares of IHS stock no later than February 29, 2016, depending on performance results), and 10,000 RSUs that vest over a period of two years. He is also eligible to participate in the IHS Long-Term Incentive Program.

Covenants. Under the agreement, Mr. Gupta has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter, unless first obtaining our prior written consent, and he has assigned to us all of the intellectual property rights in any innovations created or developed by him during the term of his employment. He has also agreed not to compete with us during his employment and for a period of twelve months after any termination thereof. Mr. Gupta has also agreed not to solicit, hire, or cause to be hired any of our customers, employees, consultants or suppliers in his Employing Business Group for or on behalf of any competitor during such period. Under the agreement, an “Employing Business Group” means the unit(s) of the Company in which he was employed, that he managed and/or to which he provided significant services during the twelve months prior to his termination.

Scott Key. Effective October 31, 2007, we entered into an employment agreement with Mr. Key that included the following provisions.

Term. The agreement had an initial term of one year and it renewed automatically on each anniversary of that date for an additional one-year period, unless Mr. Key’s employment was terminated earlier in accordance with the agreement or either party notified the other party in writing at least 30 days prior to the applicable anniversary of the commencement date.

Base salary, bonus, and benefits. The agreement with Mr. Key provided for a base salary to be reviewed and increased by the Human Resources Committee in its sole discretion (as described under “Compensation Discussion and Analysis” above). Under his agreement, Mr. Key was eligible for an annual bonus pursuant to our then current annual incentive plan. Mr. Key was also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Mr. Key's agreement had been amended as follows: (a) on November 7, 2007, to modify the severance and change in control benefits provided by the agreement (as described in “Potential Payments upon Termination or Change in Control” above); (b) on October 22, 2009, to state that the calculation of performance-related bonus amounts would be based on actual financial results upon involuntary termination without Cause; and (c) on December 3, 2010 and December 31, 2012, to provide that severance would become payable on termination only when he executed a release of claims in favor of the Company and to make technical changes to assure compliance under Section 409A of the Internal Revenue Code.

Tax indemnity. Under Mr. Key’s agreement, if any amounts or benefits received were subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, an additional payment would have been made to restore him to the after-tax position that he would have been accorded if the excise tax had not been imposed.

Covenants. Under Mr. Key’s agreement, he agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter unless first obtaining our prior written consent, and he assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment. He also agreed not to compete with us during his term of employment and for a restricted period, as described below, after any termination of employment. Mr. Key also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under the agreement, the “restricted period” meant the longer of (i) the one-year period following his termination of employment or (ii) in the event he receives payments as a result of his resignation for good reason, termination without cause, or following a change in control, in an amount greater than one year of his then base salary, the period following his termination of employment equal to the total number of months upon which those payments are calculated, up to a maximum period of two years.

New Agreement. Effective June 1, 2015 (the “Effective Termination Date”), we entered into an agreement to define certain terms of Mr. Key's resignation. The terms of the agreement include: (i) credit for two additional years for purposes of the age requirement of his non-qualified retirement related employee benefit plans in which he participated as of the Effective Termination Date, (ii) the acceleration of the vesting of 40,000 shares of IHS common stock under previously granted performance-based equity awards, with such stock to be delivered within ten days after Effective Termination Date, and (iii) continuation of benefits for 18 months. In addition, in conjunction with the new agreement and as a condition to receipt of the consideration thereunder, Mr. Key agreed, among other customary terms and conditions, to release IHS from any and all claims.
Brian Sweeney. Effective June 1, 2014, we entered into an employment agreement with Mr. Sweeney that included the following provisions.

Term. Mr. Sweeney's agreement was not a contract of employment and did not entitle Mr. Sweeney to employment for any specified period of time and his employment was considered employment-at-will.

Base salary, bonus and benefits. The agreement provided for a base salary to be reviewed and increased at the discretion of our management. Mr. Sweeney was eligible to participate in the 2014 fiscal year AIP with a target bonus of 85 percent of his base salary, which bonus payout would be based on actual business results. Mr.

Sweeney was also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives.

Equity Incentives. In accordance with his agreement, Mr. Sweeney was eligible to participate in the IHS Long-Term Incentive Program.

Covenants. Under Mr. Sweeney's agreement, he agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter, unless first obtaining our prior written consent, and he assigned to us all of the intellectual property rights in any work product created or developed by him during the term of his employment. He also agreed not to compete with us during his employment and for a period of twelve months after any termination thereof. Mr. Sweeney also agreed not to solicit, hire or cause to be hired any of our customers, employees, consultants or suppliers for or on behalf of any competitor during such period.

New Agreement. Effective September 25, 2015, we entered into a new agreement with Mr. Sweeney regarding his resignation from the Company. The terms of the new agreement include provisions related to his continued service through November 27, 2015. Provisions of the new agreement also include: (i) payment to Mr. Sweeney of $530,000 on December 7, 2015 and $774,250 on March 15, 2016 (such amounts in the aggregate representing 150 percent of Mr. Sweeney’s base salary and “target” bonus), (ii) payment on March 15, 2016 of an amount equal to the highest percentage payout based on the Company’s achievement of applicable performance metrics under the AIP of any other NEO times $399,500, and (iii) acceleration of the vesting of 20,000 shares of IHS common stock under previously granted equity awards, with such stock to be delivered on December 7, 2015. In addition, in conjunction with the new agreement and as a condition to receipt of the consideration thereunder, Mr. Sweeney executed a release that, along with other customary terms and conditions, released IHS from any and all claims.

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions

We follow processes and policies, including our written policy on Related Party Transactions, that are designed to detect and, if appropriate, approve and disclose any transaction that would constitute a “related person transaction” under SEC rules. Such transactions include any transaction in which the amount involved would exceed $120,000 and the parties would include any IHS directors, nominees for director, executive officers, greater than five percent stockholders, or any immediate family members or affiliates of any of them. It could include direct or indirect interests in the transaction or the parties involved.

Our Board of Directors has delegated the responsibility for reviewing related person transactions to the Nominating and Corporate Governance Committee. To support this process, each year we solicit internal disclosure of any transactions between IHS and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The Nominating and Corporate Governance Committee annually reviews and evaluates such information for each director as part of its assessment of each director's independence.

In addition, all directors, officers, and employees of IHS are governed by the IHS Business Code of Conduct and our Conflict of Interest Policy that requires directors to inform the Corporate Secretary, and employees to inform the General Counsel or Chief Compliance Officer, of any existing or proposed relationship, financial interest, or business transaction that could be, or might appear to constitute, a conflict of interest.

If the Nominating and Corporate Governance Committee were presented with a proposed related party transaction, it would evaluate the business purpose and the risks involved to ensure that the proposed transaction would be in the best interest of IHS and its stockholders. Factors would include determining whether the transaction would be as favorable to IHS as comparable transactions with non-related parties as well as a requirement that the related party transaction follow the same bidding, review, and approval processes and the same standards that would apply to comparable transactions with unaffiliated entities.

Relationships with Security Holders

As of the Record Date, TBG Limited (“TBG”), a Malta company, was the holder, through indirect ownership of Conscientia Investments Limited (“Conscientia”), of shares with an aggregate voting power of approximately 1.1 percent. We have entered into an agreement with TBG in which each party has agreed to provide certain indemnities to the other. This agreement generally provides that we will indemnify TBG for liabilities relating to our properties and core business, and that TBG will indemnify us for liabilities relating to any properties, businesses, or entities that are now or were historically owned by TBG or its affiliates (other than our properties and core business). We do not face, and have not in the past faced, liabilities with respect to any properties, businesses, or entities that are not part of our core business but are now or were historically owned by TBG or its affiliates and we do not anticipate incurring such liabilities in the future.

Registration Rights Agreement

We are party to an agreement with Conscientia that provides it with certain registration rights. At any time upon its written request, we will be required to use our best efforts to effect, as expeditiously as possible, the registration of all or a portion of its shares of common stock, provided that the aggregate proceeds of the offering is expected to equal or exceed $50 million. The agreement provides for up to four demand registrations. Conscientia exercised a demand registration in each of June 2012 and January 2014. However, we will not be required to effect more than one demand registration within any twelve-month period and we will have the right to preempt any demand registration with a primary registration, in which case Conscientia will have incidental registration rights. It will also have incidental rights to request that its shares be included in any registration of our common stock, other than registrations on Form S-8 or Form S-4, registrations for our own account pursuant to Rule 415, or in compensation or acquisition related registrations. The foregoing summary does not include the full text or all of the terms and conditions contained in the registration rights agreement. A copy of the agreement is available for review as an exhibit to Company filings that you may access on the SEC website,www.sec.gov, or under the Investor Relations section of the IHS website, http://investor.ihs.com.

Stockholder Proposals for the 2017 Annual Meeting

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2017 Annual Meeting of Stockholders, the proponent and the proposal must comply with these instructions and the proxy proposal submission rules of the SEC. One important requirement is that the proposal be received by the Corporate Secretary of IHS no later than October 27, 2016. Proposals we receive after that date will not be included in the Proxy Statement for the 2017 Annual Meeting. We urge stockholders to submit proposals by certified mail, return receipt requested.

A stockholder proposal not included in our proxy statement for the 2017 Annual Meeting will be ineligible for presentation at the 2017 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of IHS at the principal executive offices of IHS:

IHS Inc.
Attn: Corporate Secretary
15 Inverness Way East
Englewood, Colorado 80112

In order to be timely under our Bylaws, notice of stockholder proposals related to stockholder nominations for the election of directors must be received by the Corporate Secretary of IHS, in the case of an annual meeting of the stockholders, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the next annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received no earlier than the close of business on the 120th day prior to such annual meeting or no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement is first made by IHS of the date of such meeting.

If the number of directors to be elected to the Board at an annual meeting is increased and IHS has not made a public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting of stockholders, a stockholder's notice will be considered timely (but only with respect to nominees for the additional directorships) if it is delivered to the Corporate Secretary of IHS not later than the close of business on the 10th day following the day on which such public announcement is first made by IHS.

Stockholder nominations for the election of directors at a special meeting of the stockholders must be received by the Corporate Secretary of IHS no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board to be elected at such meeting.

A stockholder's notice to the Corporate Secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•	the name and record address of the stockholder and the beneficial owner;

•	the class and number of shares of the Company's capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

•
a representation that the stockholder is a holder of record of the Company's stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•
a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from stockholders in support of such nomination.

As to each person whom the stockholder proposes to nominate for election as a director, the notice must include:

•
all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act; and

•	the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Notice procedures for stockholder proposals not related to director nominations, in the case of an annual meeting of stockholders, are the same as the notice requirements for stockholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by the Secretary.

A stockholder's notice to the Corporate Secretary of IHS must be in proper written form and must set forth, as to each matter the stockholder and the beneficial owner (if any) proposes to bring before the meeting:

•
a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Company's Bylaws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner on whose behalf the proposal is made;

•	the name and record address of the stockholder and beneficial owner;

•	the class and number of shares of the Company's capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

•
 a representation that the stockholder is a holder of record of the Company's stock entitled to vote at the meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and

•
a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to approve or adopt the business proposal, or otherwise to solicit proxies from stockholders in support of such proposal.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC 20549

or through the SEC's website at www.sec.gov.

The IHS 2015 Annual Report on Form 10-K has been mailed with this Proxy Statement.
You may also review that document and all exhibits on our website (http://investor.ihs.com).
We will provide printed copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Send that request in writing to IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112, Attention: Investor Relations.
The request must include a representation by the stockholder that as of our Record Date, February 12, 2016, the stockholder was entitled to vote at the Annual Meeting.

Other Matters

The Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Stephen Green
Executive Vice President, Legal and Corporate Secretary

February 24, 2016

Appendix A
Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan

On November 22, 2004, the Board of Directors of IHS Inc., and on November 30, 2004, the stockholders of IHS Inc., adopted the 2004 Long-Term Incentive Plan.
The plan was amended and restated by the Human Resources Committee of the Board of Directors of IHS Inc. effective as of April 26, 2005.
The stockholders of IHS Inc. approved an amendment to the plan on April 24, 2008.
On May 5, 2011 the stockholders of IHS Inc. approved an amendment and restatement of the 2004 Long-Term Incentive Plan.
The Human Resources Committee of the Board of Directors of IHS Inc. approved an amendment to the plan on October 15, 2014.

October 15, 2014

Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan
Article 1. Establishment, Purpose and Duration
1.1    Establishment. IHS Inc., a Delaware corporation (the “Company”), establishes an incentive compensation plan to be known as the IHS Inc. 2004 Long-Term Incentive Plan (as may be amended from time to time, this “Plan”), as set forth in this document.
This Plan permits the grant of NQSOs, ISOs, SARs, Restricted Stock, RSUs, Performance Shares, Performance Units, Cash-Based Awards, Other Stock-Based Awards and Covered Employee Annual Incentive Awards.
This Plan shall become effective upon approval of the Company’s stockholders (the “Effective Date”) and shall remain in effect as provided in Section 1.3.
1.2    Purpose. The purpose of this Plan is to provide a means whereby Employees, Directors and Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders.
A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Service Providers of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.
1.3    Duration of this Plan. Unless sooner terminated as provided in this Plan, this Plan shall terminate on November 30, 2018. After this Plan is terminated, no Awards may be granted, but any Award previously granted shall remain outstanding in accordance with the terms and conditions of this Plan and such Award’s Award Document.
Article 2. Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1
“Affiliate” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company, including any member of an affiliated group of which the Company is a common parent corporation or subsidiary corporation (within the meaning of Section 424 of the Code).

2.2
“Award” means, individually or collectively, a grant under this Plan of NQSOs, ISOs, SARs, Restricted Stock, RSUs, Performance Shares, Performance Units, Cash-Based Awards, Other Stock-Based Awards or Covered Employee Annual Incentive Awards, in each case subject to the terms and conditions of this Plan.

2.3
“Award Document” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and conditions applicable to an Award, or (b) a written statement issued by the Company to a Participant describing the terms and conditions of such Award.

2.4	“Board” means the board of directors of the Company.

2.5	“Cash-Based Award” means an Award granted under Article 10.

2.6	“Change in Control” means any of the following events:

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(a)    the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;
(b)    a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;
(c)    a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;
(d)    the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;
(e)    the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company; or
(f)    as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who are members of the Board before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.
Notwithstanding the foregoing, in no event will a Change in Control be considered to have occurred as a result of: (i) the distribution by the Company to its stockholder(s) of stock in an Affiliate; (ii) the contribution by the Company of some or all of its assets in a transaction governed by Section 351 of the Code; (iii) any inter-company sale or transfer of assets between the Company and any Affiliate thereof; (iv) a dividend distribution by the Company; (v) a loan by the Company to any third party or an Affiliate; (vi) a Transaction, or series of Transactions, after which an Affiliate of the Company before such Transaction or series of Transactions, is either directly or indirectly in control of the Company thereafter; (vii) if the controlling stockholder is a trust, the acquisition, directly or indirectly, of the beneficial ownership of securities of the Company by any beneficiary of such trust if such beneficiary has a greater than twenty-five percent (25%) interest in such trust, or any descendants, spouse, estate or heirs of any such beneficiary, or a trust established for such beneficiary or for any descendants, spouse or heirs of such beneficiary; or (viii) the first underwritten primary public offering of the shares of common stock of the Company pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any similar or successor form) under the Securities Act; and provided further that if and to the extent any of the events described in clauses (a) through (f) above would cause penalty taxation under Section 409A of the Code with respect to any Award, then the relevant clause(s) and/or any relevant provision of this Plan or an Award Document may be unilaterally amended by the Committee with respect to such Award(s), and correlative action may be unilaterally taken by the Committee with respect to such Award(s), to avoid such penalty.

2.7	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.8
“Committee” means the compensation committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board.

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2.9	“Company” has the meaning set forth in Section 1.1, and any successor thereto as provided in Article 21.

2.10
“Consolidated Operating Earnings” means the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Extraordinary Items.

2.11
“Covered Employee” means a Participant who is a “covered employee,” as defined in Section 162(m) of the Code and the Treasury regulations promulgated thereunder, or any successor statute or regulations.

2.12	“Covered Employee Annual Incentive Award” means an Award granted under Article 12 to a Covered Employee.

2.13	“Director” means any individual who is a member of the Board.

2.14	“Effective Date” has the meaning set forth in Section 1.1.

2.15	“Employee” means any employee of the Company or an Affiliate.

2.16	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17	“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.18
“Extraordinary Items” means (a) extraordinary, unusual and/or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger, acquisition or other business combination, all of which must be identified in the audited financial statements, including footnotes, or the “Management Discussion and Analysis” section of the Company’s annual report to stockholders.

2.19
“FMV” means a price that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on the NYSE or other established stock exchange or market upon which Shares are then listed and/or traded on the applicable date, the preceding trading day, the next succeeding trading day or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, if the Shares are traded over-the-counter at the time a determination of its FMV is made under this Plan, its FMV shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is made under this Plan, the determination of their FMV shall be made by the Committee in such manner as it deems appropriate. Such determination(s) of FMV shall be specified in each Award Document and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement or payout of an Award.

2.20	“Full Value Award” means an Award other than in the form of an ISO, a NQSO or a SAR, and which is settled by the issuance or other delivery of Shares.

2.21	“Freestanding SAR” means a SAR that is granted under Article 7, independently of any Option.

2.22	“Grant Price” means the price established at the time of grant of a SAR, used to determine whether there is any payment due upon exercise of the SAR.

2.23	“ISO”` means an Award granted under Article 6 to an Employee, designated as a “incentive stock option” and representing an option to purchase Shares that is intended to meet the

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requirements of Section 422 of the Code and the Treasury regulations promulgated thereunder, or any successor statute or regulations.

2.24	“Net Income” means the consolidated net income before taxes for the Plan Year, as reported in the Company’s annual report to stockholders or as otherwise reported to stockholders.

2.25	“Nonemployee Director” means a Director who is not an Employee.

2.26
“Nonemployee Director Award” means any NQSO, SAR or Full Value Award granted, whether singly, in combination or in tandem, to a Nonemployee Director pursuant to such applicable terms and conditions as the Board or Committee may establish in accordance with this Plan.

2.27	“NQSO” means an Option that is not an ISO.

2.28	“NYSE” means the New York Stock Exchange.

2.29	“Operating Cash Flow” means cash flow from operating activities as defined in SFAS Number 95, Statement of Cash Flows.

2.30	“Option” means an ISO or a NQSO, in either case that is granted under Article 6.

2.31	“Other Stock-Based Award” means an equity-based or equity-related Award that is granted under Article 10 and is not otherwise described by the terms of this Plan.

2.32	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.33
“Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) of the Code and the Treasury regulations promulgated thereunder, or any successor statute or regulations, for certain performance-based compensation paid to Covered Employees.

2.34
“Performance Measures” means measures as described in Article 11 on which the performance goals are based and which are approved by the Company’s stockholders in accordance with this Plan in order to qualify Awards as Performance-Based Compensation.

2.35	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.36
“Performance Share” means an Award granted under Article 9, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.37
“Performance Unit” means an Award granted under Article 9, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.38
“Period of Restriction” means the period when Restricted Stock or RSUs are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.39	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.40	“Plan” has the meaning set forth in Section 1.1.

2.41	“Plan Year” means the calendar year.

2.42	“Replaced Award” has the meaning set forth in Section 18.1.

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2.43	“Replacement Award” has the meaning set forth in Section 18.1.

2.44	“Restricted Stock” means an Award of Shares granted under Article 8.

2.45	“RSU” means an Award, designated as a “restricted stock unit”, granted under Article 8.

2.46	“SAR” means an Award, designated as a stock appreciation right, granted under Article 7.

2.47	“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, or any successor act thereto.

2.48
“Service Provider” means any consultant, agent, advisor or independent contractor who renders services to the Company or an Affiliate who (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.49	“Share” means a share of Class A common stock of the Company, $0.01 par value per share.

2.50	“Share Authorization” has the meaning set forth in Section 4.1.

2.51
“Substitute Award” means an Award granted to a holder of an option, stock appreciation right or other award granted by a company that is acquired by the Company or a subsidiary or with which the Company or a subsidiary combines, in assumption of, or in substitution for, such outstanding award previously granted by such company.

2.52
“Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

Article 3. Administration
3.1    General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final, binding and conclusive upon the Participants, the Company and all other interested individuals.
3.2    Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Document or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include selecting Award recipients; establishing all Award terms and conditions, including the terms and conditions set forth in Award Documents; granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company; and, subject to Article 19, adopting modifications and amendments to this Plan or any Award Document, including any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company and/or its Affiliates operate.
3.3    Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company and/or its Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to designate Employees to be recipients of Awards; provided, however, the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is subject to Section 16 of the Exchange Act.

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Article 4. Shares Subject to this Plan and Maximum Awards
4.1    Number of Shares Available for Awards.
(a)    Subject to adjustment as provided in Section 4.4, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be an amount equal to fourteen million seven hundred fifty thousand (14,750,000) Shares minus the number of Shares relating to any award granted and outstanding as of or subsequent to the Effective Date under any other equity compensation plan of the Company, unless the Shares used to satisfy such award are Shares repurchased from the open market.
(b)    Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be granted in the aggregate under this Plan, the maximum number of Shares that may be available for grant pursuant to ISOs shall be four million (4,000,000).
4.2    Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued or otherwise delivered. Any Shares related to Awards (other than a Substitute Award) which terminate by expiration, forfeiture, cancellation or otherwise without the issuance or other delivery of such Shares, are settled in cash in lieu of Shares or are exchanged with the Committee’s permission, prior to the issuance or other delivery of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, other than with respect to a Substitute Award, if the Exercise Price of any Option or the tax withholding requirements with respect to any Award are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if a SAR is exercised, only the number of Shares issued or otherwise delivered, net of the Shares tendered, if any, will be deemed “used” for purposes of determining the maximum number of Shares available for delivery under this Plan The Shares available under this Plan may be authorized and unissued Shares or treasury Shares.
4.3    Annual Award Limits. Notwithstanding the foregoing and subject to adjustment as provided in Section 4.4, no individual Participant may receive awards in any Plan Year that relate to more than five hundred thousand (500,000) Shares. Subject to Section 12.1, in the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law, any individual Participant may not be granted Awards authorizing the earning during any Plan Year of an amount that exceeds such Participant’s annual limit, which for this purpose shall be equal to five million dollars ($5,000,000) plus the amount of such Participant’s unused annual limit as of the close of the previous Plan Year (this limitation is separate and not affected by the number of Awards granted during such Plan Year subject to the limitation in the preceding sentence). For purposes of the Plan, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other nonperformance condition, and (ii) a Participant’s annual limit is “used” to the extent an amount or number of Shares may be potentially earned or paid under an Award, regardless of whether such amount or Shares are in fact earned or paid.
4.4    Adjustments in Authorized Shares. In the event of any corporate event or transaction (including a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued or otherwise delivered under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Exercise Price or Grant Price applicable to outstanding Awards, the Annual Award Limits and other value determinations applicable to outstanding Awards.

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The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
Subject to the provisions of Article 19, without affecting the number of Shares available under this Plan, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with any applicable accounting rules or the “incentive stock option” rules under Section 422 of the Code, where applicable.
Article 5. Eligibility and Participation
5.1    Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors and Service Providers.
5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.
Article 6. Stock Options
6.1    Grant of Options. Subject to the provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent corporation or subsidiary corporation (as permitted by Section 422 of the Code and the Treasury regulations promulgated thereunder).
6.2    Award Document. Each Option grant shall be evidenced by an Award Document that shall specify the Exercise Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Document also shall specify whether the Option is intended to be an ISO or a NQSO.
6.3    Exercise Price. The Exercise Price for each grant of an Option shall be as determined by the Committee and shall be specified in the Award Document. The Exercise Price shall be: (i) based on one hundred percent (100%) of the FMV of the Shares on the date of grant, (ii) set at a premium to the FMV of the Shares on the date of grant or (iii) indexed to the FMV of the Shares on the date of grant, with the index determined by the Committee, in its discretion; provided, however, other than with respect to Substitute Awards, the Exercise Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant.
6.4    Term. Each Option shall expire at such time as the Committee shall determine at the time of its grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Options granted to Participants outside the United States, the Committee has the authority to grant Options that have a term greater than ten (10) years.
6.5    Exercise of Options. Options shall be exercisable at such times and be subject to such terms and conditions as the Committee shall in each instance approve, which terms and conditions need not be the same for each grant or for each Participant.
6.6    Payment. Options shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

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A condition of the issuance or other delivery of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price. The Exercise Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate FMV at the time of exercise equal to the Exercise Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Exercise Price or have been purchased on the open market); (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, a cashless (broker-assisted) exercise.
Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.
6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including minimum holding period requirements or restrictions under applicable federal securities laws, the requirements of any stock exchange or market upon which Shares are then listed and/or traded or any Blue Sky or state securities laws applicable to such Shares.
6.8    Termination of Employment. Each Participant’s Award Document shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company and/or its Affiliates, as the case may be. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Options, and may reflect distinctions based on the reasons for termination.
6.9    Transferability.
(a)    ISOs. No ISO may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant shall be exercisable during his or her lifetime only by such Participant.
(b)    NQSOs. Except as otherwise provided in a Participant’s Award Document or otherwise determined at any time by the Committee, no NQSO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Further, except as otherwise provided in a Participant’s Award Document or otherwise determined at any time by the Committee, or unless the Board or Committee decides to permit further transferability, all NQSOs granted to a Participant shall be exercisable during his lifetime only by such Participant. With respect to those NQSOs, if any, that are permitted to be transferred to another individual, references in this Plan to exercise or payment of the Exercise Price by the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.
6.10    Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares acquired pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

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6.11.    Substituting SARs. Only in the event the Company is not accounting for equity compensation under APB Opinion No. 25, the Committee shall have the ability to substitute, without receiving Participant permission, SARs paid only in Shares (or SARs paid in Shares or cash at the Committee’s discretion) for outstanding Options; provided, the terms of the substituted stock SARs are the same as the terms for the Options and the aggregate difference between the FMV of the underlying Shares and the Grant Price of the SARs is equivalent to the aggregate difference between the FMV of the underlying Shares and the Exercise Price of the Options. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it shall be considered null and void.
Article 7. SARs
7.1    Grant of SARs. Subject to the provisions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs or any combination of these forms of SARs.
Subject to the provisions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.
The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Document. The Grant Price shall be: (i) based on one hundred percent (100%) of the FMV of the Shares on the date of grant, (ii) set at a premium to the FMV of the Shares on the date of grant, or (iii) indexed to the FMV of the Shares on the date of grant, with the index determined by the Committee, in its discretion; provided, however, other than with respect to Substitute Awards, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant. The Grant Price of Tandem SARs shall be equal to the Exercise Price of the related Option.
7.2    Award Document. Each SAR shall be evidenced by an Award Document that shall specify the Grant Price, the term of the SAR and such other provisions as the Committee shall determine.
7.3    Term. The term of a SAR shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the Award Document, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.
7.4    Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.
7.5.    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.
Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the excess of the FMV of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised over the Exercise Price of the underlying ISO; and (c) the Tandem SAR may be exercised only when the FMV of the Shares subject to the ISO exceeds the Exercise Price of the ISO.
7.6    Settlement. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

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(a)    The excess of the FMV of a Share on the date of exercise over the Grant Price; by
(b)    The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon exercise may be in cash, Shares or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of settlement shall be set forth in the Award Document pertaining to the grant of the SAR.
7.7    Termination of Employment. Each Award Document shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company and/or its Affiliates, as the case may be. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all SARs, and may reflect distinctions based on the reasons for termination.
7.8    Transferability. Except as otherwise provided in a Participant’s Award Document or otherwise determined at any time by the Committee, no SAR may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Document or otherwise determined at any time by the Committee, all SARs granted to a Participant shall be exercisable during his lifetime only by such Participant. With respect to those SARs, if any, that are permitted to be transferred to another individual, references in this Plan to exercise of the SAR by the Participant or payment of any amount to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.
7.9    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.
Article 8. Restricted Stock and RSUs
8.1    Grant of Restricted Stock or RSUs. Subject to the provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or RSUs to Participants in such amounts as the Committee shall determine. RSUs shall be similar to Restricted Stock, except that no Shares are actually awarded to the Participant on the date of grant.
8.2    Award Document. Each Restricted Stock and/or RSU grant shall be evidenced by an Award Document that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of RSUs granted and such other provisions as the Committee shall determine.
8.3    Transferability. Except as provided in this Plan or an Award Document, the Shares of Restricted Stock and/or RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Document (and in the case of RSUs until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Document or otherwise at any time by the Committee. All rights with respect to the Restricted Stock and/or RSUs granted to a Participant shall be available during his lifetime only to such Participant, except as otherwise provided in an Award Document or at any time by the Committee.
8.4    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or RSUs as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each RSU, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which Shares are then listed and/

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or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or RSUs.
To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.
Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and RSUs shall be paid in cash, Shares or a combination of cash and Shares, as determined by the Committee in its sole discretion.
8.5    Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.4, each certificate representing Shares of Restricted Stock may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:
The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the IHS Inc. 2004 Long-Term Incentive Plan, and in the associated Award Document. A copy of this Plan and such Award Document may be obtained from IHS Inc.
8.6    Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Document, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any RSUs.
8.7    Termination of Employment. Each Award Document shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or RSUs following termination of the Participant’s employment with or provision of services to the Company and/or its Affiliates, as the case may be. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Shares of Restricted Stock or RSUs, and may reflect distinctions based on the reasons for termination.
8.8    Section 83(b) Election. The Committee may provide in an Award Document that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.
Article 9. Performance Units/Performance Shares
9.1    Grant of Performance Units/Performance Shares. Subject to the provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.
9.2    Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the FMV of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.
9.3    Earning of Performance Units/Performance Shares. Subject to the provisions of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

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9.4    Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Document. Subject to the provisions of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Document pertaining to the grant of the Award.
9.5    Termination of Employment. Each Award Document shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company and/or its Affiliates as the case may be. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Awards of Performance Units or Performance Shares granted under this Plan, and may reflect distinctions based on the reasons for termination.
9.6    Transferability. Except as otherwise provided in a Participant’s Award Document or otherwise determined at any time by the Committee, Performance Units/Performance Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Document or otherwise determined at any time by the Committee, a Participant’s rights under this Plan shall be exercisable during his lifetime only by such Participant.
Article 10. Cash-Based Awards and Other Stock-Based Awards
10.1    Grant of Cash-Based Awards. Subject to the provisions of this Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.
10.2    Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the provisions of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
10.3    Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.
10.4    Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.
10.5    Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company and/or its Affiliates, as the case may be. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards granted under this Plan, and may reflect distinctions based on the reasons for termination.

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10.6    Transferability. Except as otherwise determined by the Committee, neither Cash-Based Awards nor Other Stock-Based Awards may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided by the Committee, a Participant’s rights under this Plan, if exercisable, shall be exercisable during his lifetime only by such Participant. With respect to those Cash-Based Awards or Other Stock-Based Awards, if any, that are permitted to be transferred to another individual, references in this Plan to exercise or payment of such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.
Article 11. Performance Measures
11.1    Performance Measures. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Performance Measures set forth in this Article 11, the performance goals upon which the payment or vesting of an Award to a Covered Employee (other than a Covered Employee Annual Incentive Award awarded or credited pursuant to Article 12) that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including return on assets, capital, invested capital, equity, sales or revenue);

(f)	Cash flow (including operating cash flow, free cash flow and cash flow return on equity);

(g)	Earnings before or after taxes, interest, depreciation and/or amortization, and/or lease payments or other rent obligations;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including growth measures and total stockholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Working capital targets; and

(q)	Economic value added or EVA® (i.e., net operating profit after tax minus the sum of capital multiplied by the cost of capital).
Any Performance Measure(s) may be used to measure the performance of the Company and/or Affiliate as a whole or any business unit of the Company and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies or published on a special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for

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accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 11.
11.2    Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles or other laws or regulations affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of tax deductibility under Section 162(m) of the Code.
11.3    Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.
11.4    Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and base vesting on Performance Measures other than those set forth in Section 11.1.
Article 12. Covered Employee Annual Incentive Award
12.1    Establishment of Incentive Pool. The Committee may designate Covered Employees who are eligible to receive a monetary payment in any Plan Year based on a percentage of an incentive pool equal to the greater of: (i) nine percent (9%) of the Company’s Consolidated Operating Earnings for the Plan Year, (ii) ten percent (10%) of the Company’s Operating Cash Flow for the Plan Year, or (iii) fifteen percent (15%) of the Company’s Net Income for the Plan Year. The Committee shall allocate an incentive pool percentage to each designated Covered Employee for each Plan Year. In no event may (1) any Covered Employee receive more than two million dollars ($2,000,000) from the incentive pool and (2) the sum of the incentive pool percentages for all Covered Employees cannot exceed one hundred percent (100%) of the total pool.
12.2    Determination of Covered Employees’ Portions. As soon as possible after the determination of the incentive pool for a Plan Year, the Committee shall calculate each Covered Employee’s allocated portion of the incentive pool based upon the percentage established at the beginning of such Plan Year. Each Covered Employee’s incentive award then shall be determined by the Committee based on the Covered Employee’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Covered Employee be increased in any way, including as a result of the reduction of any other Covered Employee’s allocated portion. The Committee shall retain the discretion to adjust such Awards downward.
Article 13. Nonemployee Director Awards
All Awards to Nonemployee Directors shall be determined by the Board or Committee.
Article 14. Dividend Equivalents
Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or

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expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.
Article 15. Beneficiary Designation
Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
Article 16. Deferrals
The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock or RSUs, or the satisfaction of any requirements or performance goals with respect to Performance Shares, Performance Units, Cash-Based Awards, Other Stock-Based Awards or Covered Employee Annual Incentive Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.
Article 17. Rights of Participants
17.1    Employment. Nothing in this Plan or an Award Document shall interfere with or limit in any way the right of the Company and/or its Affiliates to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Service Provider for any specified period of time.
Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company and/or its Affiliates and, accordingly, subject to Articles 3 and 19, this Plan and the benefits under this Plan may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company and/or its Affiliates.
17.2    Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
17.3    Rights as a Stockholder. Except as otherwise provided in this Plan, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
Article 18. Change in Control
18.1 Change in Control of the Company. Subject to Section 2.6, notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 18 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Document.
Upon a Change in Control, all then-outstanding Stock Options and SARs shall become fully vested and exercisable, and all other then-outstanding Awards that vest on the basis of continuous service shall vest in full and be free of restrictions, except to the extent that another Award meeting the requirements of Section 18.2 (a “Replacement Award”) is provided to the Participant pursuant to Section 4.4 to replace such Award (the “Replaced Award”). The treatment of any other Awards shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Document.

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18.2    Replacement Awards. An Award shall meet the conditions of this Section 18.2 (and hence qualify as a Replacement Award) if: (i) it has a value at least equal to the value of the Replaced Award; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 18.2 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
18.3    Termination of Employment. Upon a termination of employment or termination of directorship of a Participant occurring in connection with or during the period of one (1) year after such Change in Control, other than for Cause, (i) all Replacement Awards held by the Participant shall become fully vested and (if applicable) exercisable and free of restrictions; provided, however, that if such acceleration would cause penalty taxation under Section 409A of the Code with respect to any Replacement Award, then the Committee may unilaterally delay such acceleration for such time as is sufficient to avoid such penalty, and (ii) all Stock Options and SARs held by the Participant immediately before the termination of employment or termination of directorship that the Participant held as of the date of the Change in Control or that constitute Replacement Awards shall remain exercisable for not less than one (1) year following such termination or until the expiration of the stated term of such Stock Option or SAR, whichever period is shorter; provided, that if the applicable Award Document provides for a longer period of exercisability, that provision shall control.
Article 19. Amendment, Modification, Suspension and Termination
19.1    Amendment, Modification, Suspension and Termination. Subject to Section 19.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend or terminate this Plan and any Award Document in whole or in part; provided, however, that, without the prior approval of the Company’s stockholders and except as provided in Sections 4.4 and 6.11, Options or SARs will not be repriced, replaced or regranted (i) through cancellation, (ii) by lowering the Exercise Price of a previously granted Option or the Grant Price of a previously granted SAR, or (iii) by a cash buyout of underwater Options; and no amendment of this Plan shall be made without stockholder approval if stockholder approval is required by law, regulation or stock exchange rule, including the Exchange Act, the Code and/or the NYSE Listed Company Manual.
19.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.4) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
19.3    Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, amendment, suspension or modification of this Plan or an Award Document shall adversely affect in any material way any previously granted Award, without the written consent of the Participant holding such Award.
Article 20. Withholding
20.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

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20.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and RSUs, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a FMV on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
Article 21. Successors
All obligations of the Company under this Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.
Article 22. General Provisions
22.1    Forfeiture Events.

(a)
The Committee may specify in an Award Document that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company and/or Affiliate, violation of material Company and/or Affiliate policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or one or more of its Affiliates.

(b)
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the U.S. Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

22.2    Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
22.3    Gender and Number. Except where otherwise indicated by the context, any masculine term used in this Plan or in an Award Document also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
22.4    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
22.5    Requirements of Law. The granting of Awards and the issuance or other delivery of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any applicable governmental agencies or stock exchange or market upon which Shares are then listed and/or traded, as may be required.

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22.6    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued or otherwise delivered under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)
Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

22.7    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance (or other delivery) and sale of any Shares under this Plan, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
22.8    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
22.9    Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company and/or its Affiliates operate or have Employees, Directors or Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates shall be covered by this Plan;

(b)	Determine which Employees, Directors or Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees, Directors or Service Providers outside the United States to comply with applicable foreign laws;
(d)    Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 22.9 by the Committee shall be attached to this Plan document as appendices; and
(e)    Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions under this Plan, and no Awards shall be granted, that would violate applicable law.
22.10    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or market upon which Shares are then listed and/or traded.
22.11    Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any person acquires a right to receive payments from the Company and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or an Affiliate, as the

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case may be. All payments to be made under this Plan shall be paid from the general funds of the Company or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to ensure payment of such amounts except as expressly set forth in this Plan.
22.12    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued, delivered or otherwise paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
22.13    Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to Covered Employee Annual Incentive Awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
22.14    Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
22.15    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.
22.16    Governing Law. This Plan and each Award Document shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Document, recipients of an Award are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Document.

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IHS INC.
Proxy for Annual Meeting of Stockholders on April 6, 2016
Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Jerre Stead, Todd Hyatt, and Stephen Green, and each of them, each with the power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of IHS Inc. to be held on April 6, 2016 or at any postponement or adjournment thereof, as follows:
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
IHS INC.
April 6, 2016

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from
foreign countries from any touch-tone telephone and follow the	COMPANY NUMBER
instructions. Have your proxy card available when you call and use the
Company Number and Account Number shown on your proxy card.
Vote by phone until 11:59 PM EDT the day before the meeting. MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.ihs.com/Investor-Relations/financial-reports.htm.
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.  â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS; AND
“FOR” PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE  x

1. ELECTION OF DIRECTORS				2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
	FOR	AGAINST	ABSTAIN
Roger Holtback				FOR	AGAINST	ABSTAIN
Jean-Paul Montupet						
Deborah Doyle McWhinney			
3. APPROVAL OF THE MATERIAL TERMS PROVIDING FOR PERFORMANCE-BASED COMPENSATION UNDER THE AMENDED AND RESTATED IHS INC. 2004 LONG-TERM INCENTIVE PLAN

				FOR	AGAINST	ABSTAIN
						
4. AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

				FOR	AGAINST	ABSTAIN
						
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1; and “FOR” Proposals 2, 3 and 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Signature of Stockholder			Date
Signature of Stockholder			Date

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.